Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

Monroe Capital Management Advisors, LLC,

as Agent,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

CROWNPEAK INTERMEDIATE HOLDINGS, INC.,

as Holdings,

and

CROWNPEAK TECHNOLOGY, INC.,

and

EVIDON, INC.,

as Borrowers

Dated as of December 1, 2025

Page

1.	DEFINITIONS AND CONSTRUCTION.	1
1.1.	Definitions	1
1.2.	Accounting Terms	1
1.3.	[Reserved]	2
1.4.	Construction	3
1.5.	Time References	3
1.6.	Available Amount Transactions	4
1.7.	Schedules and Exhibits	4
1.8.	Limited Condition Transactions	4
1.9.	Agreed Security Principles..	5
1.10.	[Reserved].	5
1.11.	Tax Structure Memorandum..	5
1.12.	Pro Forma Calculations.	5
2.	LOANS AND TERMS OF PAYMENT	7
2.1.	Revolving Loans.	7
2.2.	Term Loans	8
2.3.	Borrowing Procedures and Settlements.	8
2.4.	Payments; Reductions of Commitments; Prepayments.	13
2.5.	Promise to Pay; Promissory Notes.	20
2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	20
2.7.	Crediting Payments	22
2.8.	Designated Accounts	22
2.9.	Maintenance of Loan Account; Statements of Obligations	23
2.10.	Fees.	23
2.11.	Letters of Credit.	25
2.12.	SOFR Rate Option.	32
2.13.	Capital Requirements.	34
2.14.	Joint and Several Liability of Borrowers.	36
2.15.	Increased Costs; Special Provisions for SOFR Loans.	37
2.16.	Term SOFR Conforming Changes	39
2.17.	Incremental Facilities	39
3.	CONDITIONS; TERM OF AGREEMENT.	42
3.1.	Conditions Precedent to the Initial Extension of Credit	42
3.2.	Conditions Precedent to all Extensions of Credit	42
3.3.	Conditions Precedent to Delayed Draw Term Loans / Certain Funds Utilizations.	42

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(continued)

Page

3.4.	Maturity	44
3.5.	Effect of Maturity	44
3.6.	Early Termination by Borrowers	44
3.7.	Conditions Subsequent	45
4.	REPRESENTATIONS AND WARRANTIES.	45
4.1.	Due Organization and Qualification; Subsidiaries.	45
4.2.	Due Authorization; No Conflict.	46
4.3.	Governmental Consents	46
4.4.	Binding Obligations; Perfected Liens.	46
4.5.	Title to Assets; No Encumbrances	47
4.6.	Litigation.	47
4.7.	Compliance with Laws	47
4.8.	No Material Adverse Effect	47
4.9.	Solvency.	48
4.10.	Employee Benefits.	48
4.11.	Environmental Condition	48
4.12.	Complete Disclosure	49
4.13.	Patriot Act	49
4.14.	Indebtedness	49
4.15.	Payment of Taxes	49
4.16.	Margin Stock	50
4.17.	Governmental Regulation	50
4.18.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	50
4.19.	Employee and Labor Matters	50
4.20.	Pensions	51
4.21.	[Reserved]	51
4.22.	[Reserved]	51
4.23.	Leases	51
4.24.	Hedge Agreements	51
4.25.	Holdings as Holding Companies	51
4.26.	[Reserved]	52
4.27.	Privacy and Information Security	52
5.	AFFIRMATIVE COVENANTS.	52
5.1.	Financial Statements, Reports, Certificates	53
5.2.	[Reserved].	53

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(continued)

Page

5.3.	Existence	53
5.4.	Maintenance of Properties	53
5.5.	Taxes	53
5.6.	Insurance	53
5.7.	Inspection.	54
5.8.	Compliance with Laws	54
5.9.	Environmental	54
5.10.	Disclosure Updates	55
5.11.	Formation of Subsidiaries.	55
5.12.	Further Assurances	56
5.13.	Lender Meetings	57
5.14.	[Reserved]	57
5.15.	Compliance with ERISA and the IRC	57
5.16.	[Reserved]	57
5.17.	[Reserved].	58
5.18.	[Reserved].	58
5.19.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	58
5.20.	Privacy and Information Security	58
5.21.	Project Aegean Undertakings.	58
5.22.	Milestones, Etc.:	60
6.	NEGATIVE COVENANTS.	61
6.1.	Indebtedness	61
6.2.	Liens	61
6.3.	Restrictions on Fundamental Changes	62
6.4.	Disposal of Assets	62
6.5.	Nature of Business	62
6.6.	Prepayments and Amendments	62
6.7.	Restricted Payments	63
6.8.	Accounting Methods	64
6.9.	Investments	64
6.10.	Transactions with Affiliates	64
6.11.	Use of Proceeds	65
6.12.	Limitation on Issuance of Equity Interests	66
6.13.	Employee Benefits	66
6.14.	[Reserved]	66

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(continued)

Page

6.15.	Parent and Holdings as Holding Companies.	66
7.	FINANCIAL COVENANTS.	67
8.	EVENTS OF DEFAULT.	67
8.1.	Payments	67
8.2.	Covenants	68
8.3.	Judgments	68
8.4.	Voluntary Bankruptcy, etc	68
8.5.	Involuntary Bankruptcy, etc	68
8.6.	Default Under Other Agreements	69
8.7.	Representations, etc	69
8.8.	Guaranty, etc	69
8.9.	Security Documents	69
8.10.	Loan Documents	69
8.11.	Change of Control	69
8.12.	ERISA	69
9.	RIGHTS AND REMEDIES.	70
9.1.	Rights and Remedies	70
9.2.	Remedies Cumulative	71
9.3.	[Reserved].	71
10.	WAIVERS; INDEMNIFICATION.	72
10.1.	Demand; Protest; etc	72
10.2.	The Lender Group’s Liability for Collateral	72
10.3.	Indemnification	72
11.	NOTICES.	73
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.	75
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	78
13.1.	Assignments and Participations.	78
13.2.	Successors	81
14.	AMENDMENTS; WAIVERS.	82
14.1.	Amendments and Waivers.	82
14.2.	Replacement of Certain Lenders.	83
14.3.	No Waivers; Cumulative Remedies	84
15.	AGENT; THE LENDER GROUP.	84
15.1.	Appointment and Authorization of Agent	84

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(continued)

Page

15.2.	Delegation of Duties	85
15.3.	Liability of Agent	85
15.4.	Reliance by Agent	86
15.5.	Notice of Default or Event of Default	86
15.6.	Credit Decision	86
15.7.	Costs and Expenses; Indemnification	87
15.8.	Agent in Individual Capacities	87
15.9.	Successor Agent	88
15.10.	Lender in Individual Capacity	88
15.11.	Collateral Matters.	88
15.12.	Restrictions on Actions by Lenders; Sharing of Payments.	90
15.13.	Agency for Perfection	90
15.14.	Payments by Agent to the Lenders	91
15.15.	Concerning the Collateral and Related Loan Documents	91
15.16.	Parallel Debt.	91
15.17.	Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	93
15.18.	Several Obligations; No Liability	93
16.	WITHHOLDING TAXES.	94
16.1.	Payments	94
16.2.	Exemptions.	94
16.3.	Reductions.	96
16.4.	Refunds	96
17.	GENERAL PROVISIONS.	97
17.1.	Effectiveness	97
17.2.	Section Headings	97
17.3.	Interpretation	97
17.4.	Severability of Provisions	97
17.5.	Bank Product Providers	97
17.6.	Debtor-Creditor Relationship	98
17.7.	Counterparts; Electronic Execution	98
17.8.	Revival and Reinstatement of Obligations; Certain Waivers.	99
17.9.	Confidentiality.	99
17.10.	Survival	101
17.11.	[Reserved].	101

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(continued)

Page

17.12.	Patriot Act	101
17.13.	Integration	101
17.14.	Crownpeak Borrower as Agent for Borrowers	101
17.15.	No Setoff	102
17.16.	Judgment Currency	102
17.17.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	102

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EXHIBITS AND SCHEDULES

Exhibit A-1 Form of Assignment and Acceptance

Exhibit B-2 Form of Bank Product Provider Agreement

Exhibit C-1 Form of Compliance Certificate

Exhibit F-1 Form of Solvency Certificate

Exhibit L-1 Form of SOFR Rate Notice

Exhibit P-1 Form of Perfection Certificate

Exhibit Q-1 Form of U.S. Tax Compliance Certificate

Exhibit Q-2 Form of U.S. Tax Compliance Certificate

Exhibit Q-3 Form of U.S. Tax Compliance Certificate

Exhibit Q-4 Form of U.S. Tax Compliance Certificate

Schedule A-1 Agreed Security Principles

Schedule A-2 Agent’s Account

Schedule A-3 Authorized Persons

Schedule C-1 Commitments

Schedule D-1 Designated Account

Schedule D-2 Designated Account Bank

Schedule P-1 Permitted Investments

Schedule P-2 Permitted Liens

Schedule P-3 Permitted Indebtedness

Schedule R-1 Real Property Collateral

Schedule 1.1 Definitions

Schedule 4.1(b) Capitalization of Borrowers

Schedule 4.1(c) Capitalization of Borrowers’ Subsidiaries

Schedule 4.1(d) Subscriptions, Options, Warrants, Calls

Schedule 4.6(b) Litigation

Schedule 4.11 Environmental Matters

Schedule 5.1 Financial Statements, Reports, Certificates

Schedule 6.5 Nature of Business

-vii-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of December 1, 2025, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as administrative and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), CROWNPEAK INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), CROWNPEAK TECHNOLOGY, INC., a Delaware corporation (“Crownpeak Borrower”), and EVIDON, INC., a Delaware corporation (“Evidon Borrower”; together with Crownpeak Borrower, are referred to hereinafter each individually as a “Borrower” and individually and collectively, jointly and severally, as “Borrowers”).

RECITALS

WHEREAS, on February 28, 2019 (the “Original Closing Date”), crownpeak technology holdings, inc., a Delaware corporation (“Crownpeak Seller Holdco”), Holdings and certain of its Subsidiaries, the Lenders party thereto, and Agent entered into that certain Credit Agreement (as amended, supplemented, or otherwise modified from time to time as of the date hereof, the “Original Credit Agreement”);

WHEREAS, under the Original Credit Agreement, there were (i) $151,921,624.85 of aggregate principal amount of outstanding term loans (including previously funded delayed draw term loans) under the Original Credit Agreement (together, the “Original Term Loans”) and outstanding Revolving Loans (which amount is inclusive of paid-in-kind interest accrued thereon as of the Restatement Effective Date), and (ii) $7,500,000 of aggregate principal amount of outstanding Revolver Commitments under the Original Credit Agreement;

WHEREAS, $1,757,434.94 of accrued and unpaid exit and amendment fees have accrued (the “Exit Fees”); and

WHEREAS, on the Restatement Date, Holdings is being acquired by REZOLVE AI PLC, a public limited company incorporated and registered in England with company number 14573691 (“Parent”), pursuant to the Rezolve Purchase Agreement (the “Rezolve Change of Control”) and in connection therewith $50,000,000 of Original Term Loans and Revolving Loans are being repaid (the “Loan Prepayment”) and the Revolver Commitments are being terminated; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree to amend and restate the Original Credit Agreement as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that, if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Restatement Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions before such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the terms “Borrower” or “Borrowers” are used in respect of a financial covenant or a related definition, it shall be understood to mean Holdings and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit (other than as may be required as a result of (x) an actual or prospective Default or Event of Default with respect to a financial covenant under this Agreement, or (y) the impending maturity within twelve (12) months of any Indebtedness). Notwithstanding any other provision contained herein or in any other Loan Document, any lease that is treated as an operating lease for purposes of GAAP as of the Restatement Date shall continue to be treated as an operating lease (and any future lease that would be treated as an operating lease for purposes of GAAP as of the Restatement Date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the Restatement Date.

The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers; provided, that the Agent will not engage in such transactions with the primary purpose of negatively impacting the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.3. [Reserved].

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to “province” or like terms shall include “territory” and like terms. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.5. Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6. Available Amount Transactions. If more than one action occurs on any given date the permissibility or the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously (i.e., each transaction must be permitted under the Available Amount as so calculated).

1.7. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.8. Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction (including, without prejudice to the Certain Funds Conditions, the Aegean Acquisition) for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or financial test; or

(b) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of EBITDA);

in each case, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (or, at the option of the Administrative Borrower, in the case of a take private acquisition, the draft of the first announcement of the offer, scheme or similar transaction) (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and other pro forma events in connection therewith, including the incurrence of Indebtedness, the Borrowers or any of their Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket shall be required to be satisfied (i) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith have not been consummated; provided, that as of the date such Limited Condition Transaction is consummated, no Event of Default pursuant to Section 8.1, 8.4, or 8.5 shall have occurred and be continuing or would result from the consummation of such Limited Condition Transaction. For the avoidance of doubt, if the Administrative Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Administrative Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction (other than testing of any covenant pursuant to Section 7 of this Agreement on an actual (as opposed to pro forma) basis) occurring after the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that is (i) one hundred and twenty (120) days after the LCT Test Date, and (ii) the date on which the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a pro forma basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated in connection therewith have been consummated; provided that, for the avoidance of doubt, this sentence shall not apply to testing of actual (as opposed to pro forma) compliance with Section 7 of this Agreement. In the event that a Limited Condition Transaction is not consummated prior to the earlier of the date that is (i) one hundred and twenty (120) days after the LCT Test Date, and (ii) the date on which the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passed, then such Limited Condition Transaction shall cease to benefit from the LCT Election above and the date of determination of whether any such action (and the other transactions entered into in connection therewith) is permitted hereunder shall be the date that such Limited Condition Transaction (and the other transactions entered into in connection therewith) is consummated.

1.9. Agreed Security Principles. The Guaranties, the Security Documents, the determination of Collateral and assets that constitute Excluded Assets of any Foreign Loan Party and each other guaranty and security document delivered or to be delivered under this Agreement, and any obligation to enter into such document or obligation and/or provide security in any Collateral, by any Foreign Loan Party shall be subject in all respects to the Agreed Security Principles and the Guarantee Limitations.

1.10. [Reserved].

1.11. Tax Structure Memorandum. Notwithstanding any other term of the Loan Documents, any step, circumstance, payment, event, reorganization or transaction contemplated by or relating to the Tax Structure Memorandum (other than any exit steps or cash repatriation described therein), including, in each case, any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions in relation thereto and/or described therein shall not (or shall not be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Loan Documents or a Default or an Event of Default and shall be deemed expressly permitted under the terms of the Loan Documents.

1.12. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, EBITDA and any financial ratios or tests, including the Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.12; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.12, the calculation of (i) the Leverage Ratio for purposes of Section 2.4(e)(vi) of this Agreement, and (ii) Excess Cash Flow shall not be given pro forma effect.

(b) For purposes of calculating EBITDA and any financial ratios or tests, including the Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith, subject to clause (d) of this Section 1.12) that have been made (i) during the applicable test period or (ii) subsequent to such test period and prior to or simultaneously with the event for which the calculation of EBITDA or any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable test period. If since the beginning of any applicable test period any Person that subsequently became a Loan Party or was merged, amalgamated or consolidated with or into any Borrower or any other Loan Party since the beginning of such test period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then the Leverage Ratio and EBITDA shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Borrower and may include, for the avoidance of doubt, the amount of pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies that are projected by a Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions, synergies, business optimization initiatives and other operating improvements are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, synergies, business optimization initiatives and other operating improvements had been realized in full on the first day of such period and as if such cost savings, operating expense reductions, synergies, business optimization initiatives and other operating improvements were realized in full during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent test period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable, (b) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than twenty-four (24) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction), (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (d) any “run rate” cost savings, operating expense reductions and synergies added back to EBITDA pursuant to this Section 1.13(c), when aggregated with amounts added back to EBITDA pursuant to such cost savings, operating expense reductions and synergies added back pursuant to this Section 1.12(c) in any period shall not, when aggregated with the sum of the amounts added back to EBITDA pursuant to clauses (b)(vii), (b)(xvii) and (b)(xviii)(y) of the definition thereof in any test period, in each case, shall not in the aggregate exceed an amount equal to 25% of EBITDA of the Borrowers (calculated after giving effect to any such addback and all other permitted add-backs and adjustments) for such test period on a pro forma basis.

(d) In the event that any Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Leverage Ratio (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable test period or (ii) subsequent to the end of the applicable test period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable test period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date such calculation is being made had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness). Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible officer of the Borrowers to be the rate of interest implicit in such Capitalized

Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrowers may designate.

2. LOANS AND TERMS OF PAYMENT

2.1. Revolving Loans.

(a) Prior to the Restatement Date, pursuant to the Original Credit Agreement, each Revolving Lender agreed (severally, not jointly or jointly and severally) to make revolving loans in Dollars (“Revolving Loans”) to Borrowers in an aggregate amount at any time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to (1) the Maximum Revolver Amount less (2) the Letter of Credit Usage at such time.

(b) The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Restatement Date.

2.2. Term Loans. On the Restatement Date, after giving effect to the Loan Prepayment, the outstanding principal amount of the Original Term Loans, all paid-in-kind interest thereon and the Exit Fees, shall continue as “Term Loans” hereunder (the “Term Loans”). On the Restatement Date, after giving effect to the Loan Prepayment, the outstanding principal amount of the Term Loans is $103,679,099.79. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loans shall be due and payable on the earlier of (a) the Maturity Date, and (b) the date of the acceleration of the Term Loan in accordance with the terms hereof (subject to Section 3.3(c)). Any principal amount of the Term Loans that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loans shall constitute Obligations hereunder. The Term Loans shall be treated as a single class for all purposes hereunder.

2.3. Protective Advances.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) Protective Advances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Sections 3.1 and 3.2 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Each Protective Advance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance shall be eligible to be a SOFR Loan and all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(e) [Reserved].

(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans (and portion of each Term Loan, as applicable), owing to each Lender, including the Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(ii) or (iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments: (i) first, to Agent to the extent of any Protective Advances that were made by Agent and that were require to but were not, paid by the Defaulting Lender and (ii) second, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (J) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume any Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the

Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of such Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h) Independent Obligations. All Loans (other than Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 12:00 p.m. on the date specified herein. Any payment received by Agent later than 12:00 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day; but solely for the purpose of determining whether or not an Event of Default under Section 8.1(a) has occurred, any payment received by Agent after 12:00 p.m. but prior to 5:00 p.m. shall be deemed received on the date received.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(iii) The Loans and the other Obligations (unless such other Obligations expressly provide otherwise) shall be made and repaid in Dollars.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments and all collections in respect of the Obligations and all proceeds of the Collateral, in each instance, received by Agent or any Lender shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of an Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii) Subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e), all payments in respect of Obligations to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Term Loans outstanding, and thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments and collections in respect of the Obligations, and all proceeds of Collateral, in each instance, received by Agent or any Lender shall be remitted to Agent and shall be applied as follows:

(A) first, to pay Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents in respect of Obligations, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of Obligations, until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of Obligations, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of Obligations until paid in full,

(G) seventh, ratably, to pay interest accrued in respect of the Term Loans until paid in full,

(H) eighth, ratably to pay the outstanding principal balance of the Term Loans (in the inverse order of the maturity of the installments due thereunder, if any) until the Term Loans are paid in full,

(I) ninth, ratably to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(J) tenth, ratably, to pay any Obligations owed to Defaulting Lender, and

(K) eleventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v) So long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Commitments. Any and all commitments to make extensions of credit hereunder shall reduce to zero on the Restatement Date.

(d) Optional Prepayments.

(i) [Reserved].

(ii) Term Loans. Borrowers may, upon at least 1 Business Day’s prior written notice to Agent, prepay the principal of the Term Loans, in whole or in part; provided that any prepayment notice may be conditional. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid and any amounts required pursuant to Section 2.12. Each such prepayment shall be applied to the Term Loans, and each such prepayment of a Term Loan shall be applied against the remaining installments of principal due on such Term Loan, if any, as directed by the Borrower.

(e) Mandatory Prepayments.

(i) [Reserved].

(ii) Dispositions. Within 5 Business Days of the date of receipt by Holdings or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Holdings or any of its Subsidiaries of assets (including insurance proceeds) and all proceeds from casualty losses or condemnations and all proceeds of business interruption insurance, in the case of business interruption insurance solely to the extent in an aggregate amount in excess of $7,000,000 since the Restatement Date, but excluding proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (i), (j), (k), (l), (m), or (n) of the definition of Permitted Dispositions and excluding proceeds of business interruption insurance in an aggregate amount less than or equal to $7,000,000 in the aggregate since the Restatement Date), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) or Section 2.4(f)(iii), as applicable, in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions; provided, an amount equal to such Net Cash Proceeds may be reinvested into assets that are used or useful to the business of Holdings and its Subsidiaries and such amount shall not be required to be used to prepay the Loans so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers’ intention to apply an amount equal to such Net Cash Proceeds to assets that are to be used or useful to the business of Holdings and its Subsidiaries, and (C) Holdings or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 270 days after the initial receipt of such monies, then such Borrower or such Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets used or useful in the business of the Loan Parties unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts shall be paid to Agent and applied in accordance with Section 2.4(f)(ii) or Section 2.4(f)(iii), as applicable. Nothing contained in this Section 2.4(e)(ii) shall permit Holdings or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts. Within 2 Business Days of the date of receipt by Holdings or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) or Section 2.4(f)(iii), as applicable, in an amount equal to 100% of the Net Cash Proceeds of such Extraordinary Receipts.

(iv) Indebtedness. Within 1 Business Day of the date of incurrence by Holdings or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) or Section 2.4(f)(iii), as applicable, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v) [Reserved].

(vi) [Reserved].

(vii) [Reserved].

(viii) Dispositions/Extraordinary Receipts of Foreign Subsidiaries. Notwithstanding the other provisions of this Section 2.4(e), to the extent that the Borrowers in consultation with Agent have determined that any distribution, repatriation or other transfer of any of or all the Net Cash Proceeds of any disposition or Extraordinary Receipt received by a Foreign Subsidiary giving rise to a prepayment obligation pursuant to Section 2.4(e)(ii) or (iii) would have a material adverse Tax cost consequence for any Loan Party or any of their Subsidiaries (including due to a deemed dividend pursuant to Section 956 of the IRC or the imposition of any withholding) (taking into account any foreign Tax credit or benefit received in connection with such distribution, repatriation or transfer) (the Borrowers hereby agree to use and to cause the applicable Subsidiary to use commercially reasonable efforts (as determined in the Borrowers’ reasonable business judgment) to overcome or eliminate such material adverse Tax consequences)), then the Net Cash Proceeds so affected will not be required to be applied by Borrowers in accordance with Section 2.4(e)(ii) or (iii) and may be retained by the applicable Subsidiary until such time as such material Tax cost consequence would not arise (as determined by the Borrowers in consultation with Agent); provided that, notwithstanding the foregoing, if the applicable Foreign Subsidiary is a Borrower, it shall be obligated to make the payment required to be made pursuant to the provisions of this Section 2.4(e). If at any time such restrictions described in this clause (viii) are removed, such Net Cash Proceeds or Extraordinary Receipts, as applicable, shall (within three (3) Business Days of such occurrence) be applied in prepayment in accordance with this Section 2.4(e).

(f) Application of Payments.

(i) [Reserved].

(ii) Each prepayment pursuant to (A) Section 2.4(e)(ii) as a result of a sale or disposition by a Loan Party or its Subsidiaries, or (B) Section 2.4(e)(iii) as a result of receipt of Extraordinary Receipts, or (C) Section 2.4(e)(iv) as a result of an incurrence of Indebtedness by a Loan Party or its Subsidiaries, shall (1) so long as no Application Event shall have occurred and be continuing, be applied ratably to the outstanding principal amount of the Term Loans until paid in full, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of a Term Loan shall be applied against the remaining installments of principal of such Term Loan, if any, on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(iii) [Reserved].

(iv) [Reserved].

(v) The Borrowers shall notify the Agent in writing of any mandatory prepayment of Loans required to be made by the Borrowers pursuant to Section 2.4(e)(ii) through (vii) by 1:00 p.m. at least two (2) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrowers. The Agent will promptly notify each relevant Lender of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. With respect to any such mandatory prepayment required pursuant to Sections 2.4(e)(ii) or (iii) hereunder, any relevant Lender, at its option, to the extent that any Loans are then outstanding, may elect not to accept all or a portion of such prepayment (the “Declined Amounts”). Any Lender declining such prepayment (a “Declining Lender”) shall give written notice (“Rejection Notice”) to the Agent by 11:00 a.m. on the Business Day immediately preceding the prepayment date. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of the Loans. On the prepayment date, an amount equal to that portion of the prepayment amount accepted by the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Loans owing to such Accepting Lenders shall be paid by Borrowers and applied ratably to prepay the Loans owing to such Accepting Lenders in the manner described in Section 2.4(f) for such prepayment. Any Declined Amounts may be retained by the Borrowers and added to the Available Amount or otherwise used for purposes not prohibited under this Agreement (the “Retained Declined Amounts).

2.5. Promise to Pay; Promissory Notes.

(a) Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to a Loan Account pursuant to the provisions of Section 2.6(e) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to such Lender or its Affiliates or permitted assigns in a form furnished by Agent and reasonably satisfactory to each such Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein or its Affiliates or permitted assigns.

2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Loans, and all Obligations that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest as follows:

(i) if the relevant Obligation is a SOFR Loan, at a per annum rate equal to the Term SOFR plus the Term SOFR Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) [Reserved].

(c) Default Rate.

(i) (x) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.1, 8.4 or 8.5 and (y) upon the occurrence and during the continuation of any other Specified Event of Default (other than an Event of Default under Section 8.1, 8.4 or 8.5), at the written direction of Agent or the Required Lenders, and

(ii) all Loans, and all Obligations that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder.

(d) [Reserved].

(e) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k), or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first Business Day of each month, (ii) [reserved], and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to a Loan Account (A) (y) on the first Business Day of each month, all interest accrued during the prior month on the Revolving Loans or the Term Loans hereunder and (z) on the date due pursuant to Section 2.12(a), all interest accrued in respect of SOFR Loans, (B) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (C) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents and amortization payments, if any, of the Term Loans payable under this Agreement, (D) as and when incurred or accrued, all other Lender Group Expenses, and (E) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to a Loan Account shall thereupon constitute Obligations hereunder of such Borrowers, and shall initially accrue interest at the rate then applicable to Base Rate Loans (unless and until converted into SOFR Loans in accordance with the terms of this Agreement).

(f) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(g) [Reserved].

(h) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7. Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Accounts. Agent is authorized to make the Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(e). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9. Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Loans (including Protective Advances) made by Agent or the Lenders to Borrowers or for Borrowers’ account, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Accounts, including the principal amount of the Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and an itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 60 days after Agent first makes such a statement available to Borrowers, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10. Fees.

(a) Agent Fees. Borrowers shall pay to Agent or the applicable Lenders, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

2.11. [Reserved].

2.12. SOFR Rate Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “SOFR Rate Option”) to have interest on all or a portion of the Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon Term SOFR; provided, that notwithstanding any provision of this Agreement to the contrary, Borrowers may not request (A) any conversion of a SOFR Loan to a Base Rate Loan, or (B) any Borrowing of any Loan that is not a SOFR Loan (and Lenders will not be required to fund any such Loan), unless, subject to and as more particularly described in this Section 2.12, the Term SOFR is unavailable (including by reason of Agent’s delivery of a notice to Administrative Borrower after the occurrence and during the continuance of an Event of Default as provided for in Section 2.12(b)(i)) or unlawful. Interest on SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the SOFR Rate Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to SOFR Loans with an Interest Period of one (1) month. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that any Loan bear interest at a rate based upon the Term SOFR Rate.

(b) Term SOFR Election.

(i) Borrowers may, at any time and from time to time, so long as Administrative Borrower has not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Administrative Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the SOFR Rate Option during the continuance of such Event of Default, elect to exercise the SOFR Rate Option by notifying Agent prior to 11:00 a.m. at least 3 Business Days prior to the commencement of the proposed Interest Period (the “SOFR Rate Deadline”). Notice of Borrowers’ election of the SOFR Rate Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a SOFR Rate Notice received by Agent before the SOFR Rate Deadline. Promptly upon its receipt of each such SOFR Rate Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each SOFR Rate Notice shall be irrevocable and binding on Borrowers. In connection with each SOFR Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, or prepay any SOFR Loan on the date specified in any SOFR Rate Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender, as applicable, is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable SOFR Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 5 SOFR Loans in effect at any given time. Borrowers may only exercise the SOFR Rate Option for proposed SOFR Loans of at least $50,000.

(c) Conversion. Borrowers may convert SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).

(d) Special Provisions Applicable to Term SOFR.

(i) The applicable Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment, and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans or to continue such funding or maintaining, or to determine or charge interest rates at Term SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any SOFR Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such SOFR Loans, and interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the SOFR Rate Option until such Lender determines that it would no longer be unlawful or impractical to do so.

2.13. Capital Requirements.

(a) If, after the date hereof, any Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of such Issuing Bank’s or such Lender’s commitments hereunder to a level below that which such Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Issuing Bank or such Lender to be material, then such Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay any Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail such Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of any Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate any Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain SOFR Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain SOFR Loans, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d) and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents executed by Borrowers in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers hereunder.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the

Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Agent or any Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy, winding up, or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, winding up, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.15. Increased Costs; Special Provisions for SOFR Loans.

(a) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.15 will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Administrative Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(b) Benchmark Unavailability Period. Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Administrative Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

2.16. Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to Certain Extensions of Credit. The obligation of Agent and each Lender to amend and restate the Original Credit Agreement pursuant to this Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth as follows:

(a) a counterpart signature (whether the same or different counterparts) to this Agreement duly executed and delivered by each Loan Party and each Lender;

(b) the Seller Note Subordination Agreement, duly executed and delivered by the holder(s) of the Seller Note and Agent, and acknowledged by Parent and the Loan Parties;

(c) a joinder to the General Continuing Guaranty and the Parent Equity Pledge Agreement, duly executed and delivered by Parent and the Agent;

(d) Agent (or its legal counsel) shall have received an opinion of counsel of Parent and an opinion of counsel to the Loan Parties, in form and substance reasonably satisfactory to Agent.

(e) Agent shall have received fully executed versions of the Seller Note and the Rezolve Purchase Agreement, each of which shall be in form and substance satisfactory to Agent and in full force and effect.

(f) Agent shall have received evidence satisfactory to it that the Rezolve Change of Control has been consummated in all material respects in accordance with the Rezolve Purchase Agreement.

(g) The Loan Prepayment shall have occurred, and the Revolving Commitments shall be reduced to zero in accordance herewith.

(h) All reasonable out-of-pocket expenses (including the out-of-pocket expenses of outside counsel to the Agent) otherwise reimbursable under the Original Credit Agreement or this Agreement arising on or prior to the date hereof, shall have been paid or concurrently with the effectiveness of this Agreement, with the legal expenses of Agent being paid in accordance with the invoice delivered by Paul Hastings LLP to Parent and its counsel on November 30, 2025.

(i) The representations and warranties of Parent and Holdings and its Subsidiaries contained herein and in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(j) No Default or Event of Default shall have occurred and be continuing on the date hereof immediately after giving effect to the transactions contemplated by this Agreement.

3.2. Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Loans hereunder (or to extend any other credit hereunder) at any time on or after the Restatement Date shall be subject to the following conditions precedent:

(a) the representations and warranties of the Loan Parties and their Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3. Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4. Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5. Early Termination by Borrowers. Borrowers have the option, at any time upon 1 Business Day prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6. Conditions Subsequent. Each Loan Party covenants and agrees to deliver to Agent, on or before the date set forth below, each of the agreements and documents set forth below (the failure by each Loan Party to so timely perform or cause to be performed such covenants and agreements as and when required by the terms of this Section 3.6 (unless such date is extended, in writing by Agent which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default:

(a) on or before the date that is fifteen (15) Business Days after the Restatement Date, an English law share charge in respect of the Equity Interests issued by each UK Resolve Subsidiary owned by Parent in favor of Agent for the benefit of the Lender Group;

(b) on or before the date that is fifteen (15) Business Days after the Restatement Date, a customary capacity and enforceability legal opinion in respect of the English law share charge described in clause (a) above prepared by English law counsel to the Agent and Collateral Agent; and

(c) on or before the date that is fifteen (15) Business Days after the Restatement Date, a board resolution of each German Loan Party approving and authorizing this Agreement, a certificate from each German Loan Party (signed by an authorised signatory) certifying that such board resolution is correct, complete and (to the extent executed) in full force and effect and has not been amended, and specimen signatures for the person(s) authorised in the resolutions.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Holdings and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Restatement Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement (it being understood that the following representations and warranties shall be deemed made with respect to any

Foreign Subsidiary only to the extent relevant under applicable law and subject to the Legal Reservations and Perfection Requirements):

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing, (ii) is in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (iii) is qualified to do business in any state or province where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, (iv) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and (v) has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Restatement Date, a description of the number of shares of each such class that are issued and outstanding. Other than as set forth on Schedule 4.1(b), no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of Borrowers’ direct and indirect Subsidiaries, showing the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Holdings’ or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party, as applicable, of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party, as applicable.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party, as applicable, of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3. Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party, as applicable, is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Restatement Date.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, as applicable, enforceable against such Loan Party, as applicable, in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), (v) [reserved], and (vi) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, if any, and the recordation of the Mortgages, in each case, in the appropriate filing offices (but, with respect to Intellectual Property, only to the extent perfection can be achieved by the foregoing filings under applicable law)), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5. Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6. Litigation.

(a) There are no actions, suits, grievances, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $150,000 that, as of the Restatement Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Restatement Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7. Compliance with Laws. No Loan Party or any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws and Employment Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. This Section 4.7. shall not be interpreted or applied in respect of any German Loan Party to the extent that any such undertaking would violate or expose such entity or any directors, officer or employee thereof to any liability, under section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996, as amended, or any similar applicable antiboycott or blocking law or regulation binding on the relevant German Loan Party.

4.8. No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’, as applicable, consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2024, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9. Solvency.

(a) As of the Restatement Date, each Borrower is, and the Loan Parties taken together are, after giving effect to the transactions contemplated hereby, including the Restatement Transactions, Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10. Employee Benefits.

(a) Except as would not result in a Material Adverse Effect and to the extent applicable, each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws, and the terms of each such Employee Benefit Plan.

(b) Except as would not result in a Material Adverse Effect and to the extent applicable: (i) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination or opinion letter from the Internal Revenue Service that can be relied upon or an application for such letter is currently being processed by the Internal Revenue Service; and (ii) to the knowledge of each Loan Party nothing has occurred which would prevent, or cause the loss of, such qualification.

(c) Except as would not result in a Material Adverse Effect or a Lien on a Loan Party under Section 303(k) or 4068 of ERISA or Section 430(k) of the IRC and to the extent applicable, no liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(d) No Notification Event exists or has occurred in the past 6 years that could reasonably be expected to result in a Material Adverse Effect.

(e) Except as would not result in a Material Adverse Effect and to the extent applicable, no Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11. Environmental Condition. Except as set forth on Schedule 4.11, (a) to Holdings’ and each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Holdings’ and each Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12. Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. As of the date on which any Projections are delivered to Agent, such Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the Restatement Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.13. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”), (c) all AML Legislation, and (d) other federal, state or provincial laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. This Section 4.13. shall not be interpreted or applied in respect of any German Loan Party to the extent that any such undertaking would violate or expose such entity or any directors, officer or employee thereof to any liability, under section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996, as amended, or any similar applicable antiboycott or blocking law or regulation binding on the relevant German Loan Party.

4.14 Indebtedness. Set forth on the balance sheet of Crownpeak Seller Holdco and its Subsidiaries as of September 30, 2025 is a true and complete balance of the outstanding principal amount of the Loans and all interest incurred thereon as of September 30, 2025 and such balance sheet accurately sets forth the aggregate principal amount of such indebtedness as of September 30, 2025.

4.15. Payment of Taxes. Except as otherwise permitted under Section 5.5, all material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, are true, complete, and correct in all material respects, and all material Taxes and all material assessments, fees and other governmental charges levied or imposed upon a Loan Party and its Subsidiaries and/or upon their respective assets, income, businesses and franchises or that are otherwise due and payable (whether or not shown on a tax return) have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not the subject of a Permitted Protest (except to the extent that such governmental assessment or Tax is required to be paid notwithstanding a Permitted Protest).

4.16. Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17. Governmental Regulation. No Loan Party or any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or provincial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party or any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party or any of its Subsidiaries or, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions and is in compliance in all material respects with all

Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction). This Section 4.18 shall not be interpreted or applied in respect of any German Loan Party to the extent that any such undertaking would violate or expose such entity or any directors, officer or employee thereof to any liability, under section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996, as amended, or any similar applicable antiboycott or blocking law or regulation binding on the relevant German Loan Party.

4.19. Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (c) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. Neither Holdings nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar applicable law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act, Employment Laws, or any other applicable law or legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Holdings or its Subsidiaries on account of wages and employee health and welfare insurance, workers’ compensation, and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, as applicable, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20. Pensions. The pension schemes of the applicable Loan Parties and each Subsidiary incorporated in England and Wales are funded to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

4.21. [Reserved].

4.22. [Reserved].

4.23. Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.24. Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, each Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations and entry into any Hedge Agreement shall not cause any Loan Party to breach any applicable securities or derivatives laws or regulations or to become subject to any dealer registration requirement or any other requirement that is not satisfied at the relevant time.

4.25. Holdings as Holding Company. Holdings is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of Borrowers) or engage in any operations or business (other than the ownership of Borrowers and their Subsidiaries), except (a) the incurrence of indemnification obligations under Holdings’ organizational documents, (b) the guaranty by Holdings of any obligations of any of its Subsidiaries, to the extent such obligations are otherwise permitted hereunder or under the other Loan Documents, (c) the issuance of Indebtedness in connection with stock repurchases otherwise permitted hereunder, and the ownership of any stock repurchased in connection therewith, (d) the incurrence of liabilities constituting ordinary course overhead expenses in connection with Holdings’ activities as a holding company and related to the business of the Loan Parties, including liabilities for payment of taxes associated with the operations of the Loan Parties, and (e) the incurrence of liabilities arising out of litigation matters not otherwise constituting an Event of Default hereunder.

4.26. [Reserved].

4.27. Privacy and Information Security. Except as has not resulted, and could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Loan Party and each of its Subsidiaries operates and conducts, and for the past six (6) years has operated and conducted, its business in compliance with (a) all applicable contracts related to the Processing of Personal Data, (b) all Privacy and Information Security Requirements, and (c) any privacy policies or notices concerning the Processing of Personal Data. No Loan Party or any of its Subsidiaries has received any notice, allegation, complaint or other communication, and to the knowledge of each Loan Party, there are no pending investigations by any Governmental Authority or payment card association, regarding any actual or possible violation by the Loan Parties or their Subsidiaries of any Privacy or Information Security Requirements, in each case, other than any notice, allegation, complaint or other communication relating to, or pending investigations regarding, actual or possible violations that has not resulted, and could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. To the knowledge of each Loan Party, no Loan Party or any of its Subsidiaries has suffered a security breach with respect to any Personal Data and there has been no unauthorized or illegal use of or access to any Personal Data that has or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its Subsidiaries has notified, or been required to notify, any Person of any information security breach involving Personal Data that has resulted, or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Except as has not resulted, and could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Loan Party and each of its Subsidiaries employs commercially reasonable security measures that comply with all Privacy and Information Security Requirements to protect Personal Data within its custody or control and requires the same of all vendors that Process Personal Data on their behalf. Each Loan Party maintains in full force and effect cybersecurity insurance in reasonable and customary amounts, including, without limitation, policies sufficient to insure against any material prior privacy or data security claims against such Loan Party. Except as has not resulted and could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Authorities), necessary for its Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.

5. AFFIRMATIVE COVENANTS.

Holdings, and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1. Financial Statements, Reports, Certificates. The Loan Parties (a) will deliver to Agent (for dissemination to each Lender), each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that, subject to Section 6.8, no Subsidiary of a Loan Party will have a fiscal year different from that of Holdings, (c) agree to maintain a system of accounting that enables the Loan Parties to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, maintain their billing systems and practices substantially as in effect as of the Restatement Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2. [Reserved].

5.3. Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Holdings and each Borrower will, and will cause each Loan Party and its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4. Maintenance of Properties. Holdings and each Borrower will, and will cause each Loan Party and its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5. Taxes. Holdings and each Borrower will, and will cause each Loan Party and its Subsidiaries to, timely file all material Tax returns and to pay in full before delinquency or before the expiration of any extension period all material governmental assessments, Taxes, assessments, fees, and other governmental charges imposed, levied, or assessed against any of them, or any of their assets or in respect of any of their income, businesses, or franchises or that are otherwise due and payable (whether or not shown on a Tax return), except to the extent that the validity of such governmental assessment or Tax is the subject of a Permitted Protest (except to the extent that such governmental assessment or Tax is required to be paid notwithstanding a Permitted Protest).

5.6. Insurance. Holdings and each Borrower will, and will cause each Loan Party and its Subsidiaries to, at Borrowers’ expense, (a) maintain insurance respecting each of Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Restatement Date, Federal Insurance Company is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties in effect as of the Restatement Date are acceptable to Agent). All property insurance policies covering the Domestic Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as

Agent may reasonably require to fully protect the Lenders’ interest in such Domestic Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable (but only in respect of Domestic Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If a Loan Party or any of its Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies the adequacy of the coverage, or the collection of claims Borrowers shall give Agent prompt notice of any loss exceeding $150,000 covered by any Loan Party’s or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Domestic Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Inspection.

(a) Each Loan Party will, and will cause each Loan Party and its Subsidiaries to, permit Agent and its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent may designate and, so long as no Event of Default has occurred and is continuing, with five (5) Business Days’ prior written notice to Borrowers and during regular business hours. Notwithstanding anything to the contrary herein stated, (i) excluding any such visits and inspections during the continuation of an Event of Default, only the Agent on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 5.7 and the Agent and the Lenders shall not, absent the existence of an Event of Default, exercise such rights more often than one (1) time during any calendar year (which visit or inspection shall be at the Loan Parties’ expense) and (ii) no Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter which (i) in respect of which disclosure to the Agent or any Lender (or their respective representatives or agents) is prohibited by applicable law, fiduciary duty or contractual obligation (not created in contemplation thereof) or (ii) is subject to attorney-client or similar privilege or constitutes attorney work-product

(b) Each Loan Party will, and will cause each Loan Party and its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate; provided that in no event shall the aggregate amount of expenses that the Loan Parties shall be obligated for during the term of this Agreement exceed $150,000.

5.8. Compliance with Laws. Each Loan Party will, and will cause each Loan Party and its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. This Section 5.8 shall not be interpreted or applied in respect of any German Loan Party to the extent that any such undertaking would violate or expose such entity or any directors, officer or employee thereof to any liability, under section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996, as amended, or any similar applicable antiboycott or blocking law or regulation binding on the relevant German Loan Party.

5.9. Environmental. Each Loan Party will, and will cause each Loan Party and its Subsidiaries to,

(a) Keep any property either owned or operated by Holdings or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Holdings or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) written notice that an Environmental Lien has been filed against any of the real or personal property of Holdings or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Holdings or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10. Disclosure Updates. Each Loan Party will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries.

(a) In respect of Domestic Subsidiaries, subject to clause (c) below, Holdings will, at the time (x) that it or any of its Subsidiaries forms any direct or indirect Subsidiary or (y) that Holdings or any of its Subsidiaries acquires any direct or indirect Subsidiary after the Restatement Date (including by virtue of any statutory division of any Loan Party or any Subsidiary of any Loan Party), in each case, within 10 days of such event provide Agent with written notice thereof and within 30 days of such event (or such later date as permitted by Agent in its sole discretion): (i) cause such Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, and such other guaranties and security agreements (including Mortgages with respect to any Real Property in the United States owned in fee of such new Subsidiary with a fair market value greater than $2,000,000), as well as appropriate financing statements or their equivalent (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary (other than, for the avoidance of doubt, any Excluded Assets); (ii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, to the extent such new Subsidiary is owned directly by one or more Loan Parties, in form and substance reasonably satisfactory to Agent; and (iii) provide to Agent constitutional documents, board and/or shareholders resolutions (or equivalent document), customary director’s or officer’s certificates and one or more opinions of counsel to the Agent reasonably satisfactory to Agent, which, in its opinion, is appropriate and customary with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property in the United States owned in fee and subject to a Mortgage) and shall be deemed to be satisfactory to the Agent if substantially in the same form as the equivalent documentation provided on or prior to the date hereof.

(b) In respect of Foreign Subsidiaries, subject to the Agreed Security Principles and clause (c) below, Holdings shall ensure that each Foreign Subsidiary that becomes a Material Foreign Subsidiary after the Restatement Date (tested by reference to the most recent audited annual or quarterly financial statements delivered pursuant to Section 5.1) by the date falling ninety (90) days of the date on which such financial statements are required to be delivered to the Agent shall (i) provide to Agent a joinder to the Guaranty Agreement, (ii) grant security in favour of the Agent (on behalf of the Secured Parties) over such assets as required under the Agreed Security Principles, and (iii) provide to the Agent constitutional documents, board and/or shareholders resolutions (or equivalent document), customary director’s or officer’s certificates and one or more opinions of counsel to the Agent reasonably satisfactory to Agent, provided that such document shall be deemed to be satisfactory to the Agent if substantially in the same form as the equivalent documentation provided on or prior to the Restatement Date (or any previous Loan Party); provided, that with respect to any Foreign Subsidiary that is a CFC, if providing such guaranty or other security agreements (or portions thereof) could reasonably be expected to result in material adverse tax consequences, as determined by the Borrowers in consultation with the Agent, then such guaranty or security agreements (or portions thereof) shall not be required but only to the extent necessary to avoid such material adverse tax consequence.

(c) Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 (other than any resolutions, director’s or officer’s certificates and legal opinions) shall constitute a Loan Document.

5.12. Further Assurances. Subject to, in respect of Foreign Subsidiaries and Foreign Collateral, the Agreed Security Principles, each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in the assets of any Loan Party and its Subsidiaries (whether now owned or hereafter arising or acquired (including by virtue of any statutory division of any Loan Party or any Subsidiary of any Loan Party and including any Material Foreign Subsidiary) that are or are purported to be part of the Collateral, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property in US acquired by any US Borrower or any other US Loan Party with a fair market value in excess of $2,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Borrower that is a CFC if providing such Additional Documents in order to create, perfect and continue perfection or to better perfect such Agent’s Liens as security for the Obligations would result in material adverse Tax consequences, as determined by the Borrowers in consultation with the Agent, but only to the extent that providing such Additional Documents would result in such material adverse Tax consequences. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Equity Interests of Holdings and other Subsidiaries of Holdings and substantially all of the assets of Holdings and each of Holdings’ Subsidiaries that are organized in the United States or that are Material Foreign Subsidiaries, including all of the outstanding capital Equity Interests of each Loan Party’s direct Subsidiaries (other than Excluded Stock Pledges), which such pledges may be governed by the local law where such Subsidiaries are organized. Without limiting the generality of the foregoing, with respect to any Intellectual Property rights in a jurisdiction other than the United States (“Foreign IP”) that (x) are held, owned or licensed by a Foreign Subsidiary of Holdings, (y) are used in or embodied by any revenue-generating products or services of Loan Parties that are organized in the United States, and (z) account for more than 5% of the combined revenues of the Loan Parties, taken as a whole, for the most recently ended trailing twelve month period (the “Foreign IP Revenue Threshold”), within 30 days of such Foreign IP exceeding the Foreign IP Revenue Threshold (or such later date as permitted by Agent in its sole discretion), the Loan Parties shall cause such Foreign Subsidiary of Holdings to enter into such agreements reasonably requested by, and in form and substance reasonably satisfactory to, Agent to grant an exclusive, irrevocable and royalty free license of such Foreign Intellectual Property to the Loan Parties organized in the United States.

5.13. Lender Meetings. Holdings will, within 90 days after the close of each fiscal year of Holdings, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the projections presented for the current fiscal year of Holdings and its Subsidiaries; provided that so long as no Event of Default has occurred and is continuing, the Loan Parties shall have no obligation to reimburse the Lenders or Agent for expenses if the meeting is in person.

5.14. [Reserved].

5.15. Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, each Domestic Loan Party will, except as would not result in a Material Adverse Effect or a Lien on a Domestic Loan Party under Section 303(k) or 4068 of ERISA or Section 430(k) of the IRC: (a) comply in all material respects with the applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which would result in a Domestic Loan Party incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that would result in other than a de minimis civil penalty, excise tax, fiduciary liability, or correction obligations under ERISA or the IRC being imposed on any Domestic Loan Party with respect to an Employee Benefit Plan, and (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability to any Domestic Loan Party under the IRC (including Section 4980B of the IRC). With respect to each Pension Plan except as could not reasonably be expected to result in a Material Adverse Effect or Lien on a Domestic Loan Party under Section 303(k) or 4068 of ERISA or Section 430(k) of the IRC, the Domestic Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.16. [Reserved].

5.17. [Reserved].

5.18. [Reserved].

5.19. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions and to comply in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

5.20. Privacy and Information Security. Each Loan Party will, and will cause each of its Subsidiaries to (a) except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, comply with (i) all applicable contractual obligations and internal and public privacy policies or notices related to the Processing of Personal Data and (ii) all applicable Privacy and Information Security Requirements; (b) except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, employ commercially reasonable security measures that comply with all applicable Privacy and Information Security Requirements to protect Personal Data within its custody or control and require the same of all vendors that Process Personal Data on its behalf; (c) on a quarterly basis, no later than 45 days following the end of each of Holdings’ fiscal quarters, provide written notice to Agent of the occurrence of any written and real bona fide claim of violation by any Loan Party or its Subsidiaries of any such contractual obligation or privacy policies or notices, or applicable Privacy and Information Security Requirements, except where (y) such claims could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (z) such claims could not reasonably be expected to, individually or in the aggregate, result in revocation, termination or suspension of a Loan Party’s or any of its Subsidiaries’ PCI-DSS certification status, and (d) on a quarterly basis, no later than 45 days following the end of each of Holdings’ fiscal quarters, provide written notice to Agent of the occurrence of (i) any material data breach involving unauthorized or illegal use of, or access to any such Personal Data or confidential customer data from the Loan Parties or their Subsidiaries, which become known to any Loan Party or its Subsidiaries and has not previously been reported to Agent, (ii) any investigation (to the extent that any Loan Party has knowledge thereof) of a Governmental Authority or payment card association relating to, any violation (or alleged violation) by any Loan Party or its Subsidiaries of any such contractual obligation or privacy policies or notices or Privacy and Information Security Requirements, in each case, involving Personal Data of 50 or more Persons, which become known to any Loan Party or its Subsidiaries and has not previously been reported to Agent, or (iii) the receipt by any Loan Party or its Subsidiaries of any written notice by a payment card association or a qualified security assessor to any Loan Party or its Subsidiaries, or any audit result with respect to any Loan Party or its Subsidiaries, in each case, that could reasonably be expected to result in, revocation, termination or suspension of a Loan Party’s or any of its Subsidiaries’ PCI-DSS certification status.

6. NEGATIVE COVENANTS.

Holdings and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1. Indebtedness. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to,

(a) other than in order to consummate a Permitted Acquisition, enter into any merger, amalgamation or consolidation, or be a party to any statutory division, except for (i) any merger between Loan Parties, provided, that (A) no merger may occur between any Loan Party and any other Subsidiary, (B) no merger may occur between Holdings and any other Subsidiary, and (C) a Borrower must be the surviving entity of any such merger to which a Borrower a party, (ii) any merger or amalgamation between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving or continuing entity of any such merger or amalgamation, and (iii) any merger or amalgamation between Subsidiaries of Loan Parties that are not Loan Parties,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrowers with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Holdings or any Borrower) or any of its wholly-owned Subsidiaries (other than Holdings or any Borrower) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party (other than Holdings) that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving, or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4. Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of, including, in each case, in the case of any limited liability company, pursuant to a statutory division (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5. Nature of Business. Holdings and each Borrower will not, and will not permit any Loan Party or any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent the Loan Parties and their Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6. Prepayments and Amendments. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to,

(a) except in connection with Refinancing Indebtedness permitted by Section 6.1, (i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness for borrowed money of Holdings or its Subsidiaries on or prior to its scheduled repayment or maturity date (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted), other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Permitted Purchase Money Indebtedness, (D) additional prepayments of Indebtedness in an aggregate amount not to exceed $500,000 (calculated on a Pro Forma Basis)), in the aggregate, so long as no Event of Default exists or shall result therefrom and (E) additional prepayments of Indebtedness in an amount not to exceed the Available Amount immediately prior to the time of the making of such prepayment so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom, and (y) on a pro forma basis after giving effect to such payment, Holdings and its Subsidiaries shall have a Leverage Ratio as of the last day of the most recently ended test period on or prior to the date of determination of not greater than 7.50:1.00; or (ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations (including the Indebtedness evidenced by the Seller Note) if such payment is not permitted at such time under the subordination terms and conditions, or

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of: (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning (A) Indebtedness (including, for the avoidance of doubt, unsecured Indebtedness) of any Loan Party or its Subsidiaries that is subordinated in right of payment to the Obligations (including the Indebtedness evidenced by the Seller Note) or (B) any Indebtedness of any Loan Party or its Subsidiaries that is secured by a Lien on the Collateral that is junior to the Agent’s Liens, unless, solely in the case of this clause (B), the amendment, modification or change of such terms or provisions does not involve (x) the payment terms (including any provisions regarding interest rates, principal or interest payment or prepayment amounts, total principal amounts or similar or related terms and provisions) of or subordination provisions respecting any such Permitted Indebtedness or (y) any other material provisions of such Permitted Indebtedness except to the extent that (1) no Default or Event of Default exists at the time or results by virtue of any such amendment, modification or other alteration and (2) such amendment, modification or other alteration could not reasonably be expected to be materially adverse to the interests of Agent and Lenders; provided that in no event shall any amendment, modification or change in respect of any term or provision of any such Indebtedness that is expressly permitted (other than by cross-reference to this Agreement) by the terms of the applicable subordination provisions (if any) in respect of such Indebtedness be deemed to be materially adverse to the interests of Agent and the Lenders, or (ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7. Restricted Payments. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) Holdings may make distributions in cash to Parent to enable Parent to make distributions in cash to any future, present or former employees, officers, members of management or directors of Parent (or any direct or indirect parent of Parent) or any of its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent (or any direct or indirect parent of Parent) held by such Persons; provided, that the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $500,000 in the aggregate,

(b) Holdings may make distributions to Parent to enable Parent to make distributions to former employees, officers, or directors of Parent and its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent;

(c) [reserved];

(d) so long as any Loan Party joins in filing a U.S. federal income Tax Return for the consolidated or combined group of which Holdings or a direct or indirect parent of Holdings is the common parent for U.S. federal income Tax purposes, the Borrowers may make distributions to Holdings (and the

Subsidiaries of the Borrowers may pay to the Borrowers), the proceeds of which shall be used to pay U.S. federal, state and local income Taxes of such consolidated or combined group that are required to be paid by Holdings and/or its Subsidiaries (or such direct or indirect parent that is the common parent of the consolidated or combined group for U.S. federal income Tax purposes) and that are then due and payable; provided that the aggregate amount of such payments to Holdings for any tax year shall not exceed the lesser of (a) the actual net tax liability for such tax year in respect of such consolidated or combined group for U.S. federal income Tax purposes, and (b) the amount of Taxes of such consolidated or combined group for U.S. federal income Tax purposes assuming Holdings and the direct and indirect parents of Holdings that are members of the consolidated group for U.S. federal income tax purposes of which Holdings is a member own no other assets or entities other than the Borrowers and their Subsidiaries that are included in the consolidated group of which Holdings is a member; and

(e) Holdings may make additional Restricted Payments in cash in an aggregate amount not to exceed $500,000 during the term of this Agreement and so long as no Event of Default shall have occurred and be continuing or would result therefrom.

6.8. Accounting Methods. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or as may be required to as align the date of the fiscal year end of any Subsidiary to the fiscal year end of Holdings; provided that each newly acquired or formed Subsidiary that has a fiscal year end that’s different from the fiscal year of Holdings shall use its commercially reasonable efforts to align the date of date of such fiscal year end to that of Holdings within 120 days of its acquisition or formation).

6.9. Investments. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10. Transactions with Affiliates. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Holdings or its Subsidiaries, on the one hand, and any Affiliate of Holdings or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Holdings or its Subsidiaries in excess of $3,500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Holdings or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by Parent’s, such Loan Party’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent, such Borrower or its applicable Subsidiary,

(c) so long as it has been approved by Parent’s, such Loan Party’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent, Holdings and its Subsidiaries in the ordinary course of business and consistent with industry practice, and

(d) transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance.

6.11. Use of Proceeds. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to use the proceeds of any Loan made hereunder for any purpose other than purposes consistent with the terms and conditions hereof, for their lawful and permitted purposes, including for general working capital purposes (including that (A) no part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (B) no part of the proceeds of any Loan will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (C) no part of the proceeds of any Loan will be used, directly or, to the reasonable knowledge of the Loan Parties, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws). This Section 6.11 shall not be interpreted or applied in respect of any German Loan Party to the extent that any such undertaking would violate or expose such entity or any directors, officer or employee thereof to any liability, under section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996, as amended, or any similar applicable antiboycott or blocking law or regulation binding on the relevant German Loan Party.

6.12. Limitation on Issuance of Equity Interests. Each Loan Party will not, and will not permit any Loan Party or any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13. Employee Benefits. Each Loan Party shall not:

(a) Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expect to result in a Material Adverse Effect or a Lien on any Loan Party under Section 303(k) or 4068 of ERISA or Section 430(k) of the IRC.

(b) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect or a Lien on any Loan Party under Section 303(k) or 4068 of ERISA or Section 430(k) of the IRC.

6.14. [Reserved].

6.15. Holdings as Holding Company. Holdings will not to incur any liabilities (other than liabilities arising under the Loan Documents), own or acquire any assets (other than the Equity Interests of Borrowers) or engage itself in any operations or business, except in connection with its ownership of Borrowers and its rights and obligations under the Loan Documents, except (a) the incurrence of indemnification obligations under Holdings’ organizational documents, (b) the guaranty by Holdings of any obligations of any of its Subsidiaries, to the extent such obligations are otherwise permitted hereunder or under the other Loan Documents, (c) the issuance of Indebtedness in connection with stock repurchases otherwise permitted hereunder, and the ownership of any stock repurchased in connection therewith, (d)

the incurrence of liabilities constituting ordinary course overhead expenses in connection with Holdings’ activities as a holding company and related to the business of the Loan Parties, including liabilities for payment of taxes associated with the operations of the Loan Parties, and (e) the incurrence of liabilities arising out of litigation matters not otherwise constituting an Event of Default hereunder.

7. FINANCIAL COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

(a) Maximum Leverage Ratio. The Loan Parties and their Subsidiaries shall have a Leverage Ratio, measured on a quarter-end basis as of the last day of each fiscal quarter of not greater than 9.75:1.00.

(b) Liquidity. The Rezolve Group shall maintain Rezolve Liquidity of at least $10,000,000 at all times.

(c) Cure Right.

(i) Notwithstanding anything to the contrary contained in this Section 7, in the event that the Loan Parties fail to comply with the requirements of the financial covenants set forth in Section 7(a) or Section 7(b), commencing (A) with respect to a cure of a breach of Section 7(a), on the last day of the last month of the applicable fiscal quarter with respect to which such covenants are being tested until the expiration of the fifth (5th) Business Day after the date on which financial statements with respect to the test period in which such covenants are being measured are required to be delivered pursuant to Schedule 5.1, or (B) with respect to a cure of a breach of Section 7(b), the fifth (5th) Business Day after the date of the applicable breach (each, a “Cure Period”), any of the direct and indirect equity owners of Holdings shall have the right to make a direct or indirect common equity investment (or other equity investments reasonably acceptable to the Agent) in the Borrowers in cash (the “Cure Right”), and upon the receipt by the Borrowers of net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to such Person, the “Specified Equity Contribution”), the covenants set forth in such Section shall be recalculated, giving effect to a pro forma increase to EBITDA or Rezolve Liquidity, as applicable for such test period or applicable date in an amount equal to such net cash proceeds (but without, for the avoidance of doubt, giving pro forma effect to any repayment of Indebtedness with such Specified Equity Contribution for the fiscal quarter in respect of which such Cure Right was exercised through either the netting of cash or prepayment of Loans or other Indebtedness in connection therewith for purposes of determining compliance with such financial covenant for such fiscal quarter); provided that such pro forma adjustment to EBITDA or Rezolve Liquidity shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the financial covenants set forth in Section 7(a) or Section 7(b and not for any other purpose under any Loan Document; provided, further, that, if a Cure Right to remedy such Event of Default is available at such time, then until the expiration of such Cure Period, no Agent or Lender shall have the right to exercise any remedies against the Loan Parties or any Collateral as a result of the occurrence and continuance of an Event of Default under Section 9 arising from the failure to comply with Section 7(a) or Section 7(b).

(ii) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Loan Parties shall then be in compliance with the requirements of the financial covenants set forth in Section 7(a) or Section 7(b) during such test period or as of the applicable date, the Loan Parties shall be deemed to have satisfied the requirements of such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.2(a) that had occurred shall be deemed cured. The exercise of the Cure Right shall be subject to the following limitations and requirements: (i)in each four-fiscal quarter period, there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) there shall be no more than two (2) Specified Equity Contributions during the term of this Agreement, (iii) with respect to any exercise of the Cure Right, the Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in compliance with the financial covenants set forth in Section 7(a) or Section 7(b) (the “Cure Amount”), (iv) all Specified Equity Contributions will be disregarded for all purposes under this Loan Documents (other than for determining compliance with Section 7(a) or Section 7(b)) including for the purposes of calculating pricing and determining the availability of any carve-outs with respect to the covenants contained in Article VII hereof and (v) an amount equal to 100% of the Net Cash Proceeds of any Specified Equity Contributions shall be applied to repay the Loans.

(iii) Upon actual receipt and designation of the Cure Amount by the Borrowers, the financial covenants under Section 7(a) or Section 7(b) shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the financial covenants under such Section 7(a) or Section 7(b) and any Event of Default or potential Event of Default under Section 8.2(a) shall be deemed not to have occurred for purposes of the Loan Documents; provided, however, that prior to the making of the Specified Equity Contribution and cure of such default in such financial covenant, such default shall constitute an Event of Default for purposes of determining compliance with any conditions precedent to funding of Loans hereunder and in determining compliance with any provision of the Loan Documents that restricts or prohibits certain actions during the existence of an Event of Default.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Payments. If Borrowers fail to pay when due and payable, or when declared due and payable in accordance with this Agreement or any other Loan Document, as applicable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans and provided that for the avoidance of doubt, with respect to Overadvances, no Event of Default shall occur if Borrowers prepay the required amount of Obligations within the time period specified in Section 2.4(e)(i), or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2. Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.7, 5.1, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss any Borrower’s affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, 5.21(i),5.22 or 5.23 of this Agreement, (ii) Section 6 of this Agreement, (iii)

Section 7 of this Agreement (provided that there shall be a twelve (12) Business Day grace period on Section 7(b)), (iv) Section 7 of the Guaranty and Security Agreement, or (v) Section 7 of the Parent Equity Pledge Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3. Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $3,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 45 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4. Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5. Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition, application, or other originating process commencing the Insolvency Proceeding is not timely controverted, (c) the petition, application, or other originating process commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) a custodian, receiver (provisional, interim or permanent) or manager, administrator, liquidator, trustee, sequestrator (or other similar official) is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6 Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $3,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $3,000,000 or more;

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8 Guaranty, etc. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement or any other Guaranty Agreement or if any obligation of the Parent under the Parent Equity Pledge Agreement is limited or terminated by operation of law (with respect to any Foreign Loan Party, subject to applicable Legal Reservations) or by such Guarantor (other than in accordance with the terms of this Agreement or the terms of such guaranty (including any Guarantee Reservations set forth therein) or Capital Contribution Agreement);

8.9 Security Documents. The Guaranty and Security Agreement, Parent Equity Pledge Agreement, or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and (subject to, in the case of Security Documents relating to Foreign Collateral, the Legal Reservations and the Perfection Requirements) perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of Agent;

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent or, in the case of enforceability of Security Documents relating to Foreign Collateral, the Legal Reservations and the Perfection Requirements) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11 Change of Control. A Change of Control shall occur, whether directly or indirectly; or

8.12 ERISA. The occurrence of any of the following events: (a) any Domestic Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Domestic Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in a Material Adverse Effect or a Lien on any Domestic Loan Party under Section 303(k) or 4068 of ERISA or Section 430(k) of the IRC, (b) a Notification Event, which could reasonably be expected to result in a Material Adverse Effect or a Lien on any Domestic Loan Party under Section 303(k) or 4068 of ERISA or Section 430(k) of the IRC, or (c) any Domestic Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans which could reasonably be expected to result in in the aggregate a Material Adverse Effect, or any Domestic Loan Party fails to make any Withdrawal Liability payment when due and a Material Adverse Effect would result.

9. RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Subject to Section 3.3(c), upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Holdings and the Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Holdings and the Borrowers, and (ii) direct Holdings, and the Borrowers to provide (and Holdings and the Borrowers agree that upon receipt of such notice, Holdings, and the Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Holdings’, and the Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, and (ii) the obligation of any Issuing Bank to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Holdings, and the Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Holdings, and the Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Holdings, and the Borrowers agree that they will provide) Bank Product Collateralization to be held as security for Holdings’ or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Holdings, and the Borrowers.

9.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc. Holdings and the Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Holdings or any Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Holdings and the Borrowers hereby agree that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other

Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Holdings and the Borrowers.

10.3. Indemnification. Holdings and the Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Holdings and the Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Monroe Capital) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes or any costs attributable to Taxes (which shall be governed by Section 16), except to the extent such Taxes and costs attributable thereto arise from or are related primarily to non-Tax claims, (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by a Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of such Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Holdings, and the Borrowers shall not have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Holdings and the Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Holdings, and the Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Holdings, Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Holdings, Administrative Borrower or any other Borrower:	c/o REZOLVE AL PLC 499 Park Ave, Suite 1003 New York, NY 10022 Attn: [***] Email [***]

with copies to (which shall not constitute notice):	DLA Piper LLP (US) 1201 West Peachtree Street Suite 2800 Atlanta, GA 30309 Attention: [***] Email: [***]

If to Agent:	Monroe Capital Management Advisors, LLC c/o Monroe Capital LLC 155 N. Wacker Dr., 35th Floor Chicago, IL 60606 Attention: [***] Email: [***]

with copies to (which shall not constitute notice):	PAUL HASTINGS LLP 515 S. Flower Street, 25th Floor Los Angeles, CA 90071 Attn: [***] Email: [***]

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF HOLDINGS, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF , HOLDINGS, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH OF HOLDINGS, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH OF HOLDINGS, EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL

AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, ANY OTHER LENDER, ANY ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF NEW YORK (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OR ENFORCEMENT OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER OR A RECEIVER MANAGER, INTERIM RECEIVER OR SIMILAR OFFICIAL, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL

OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 10 days after having received written notice thereof; and

(B) Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made (i) so long as no Specified Event of Default has occurred and is continuing, to an Ineligible Institution, (ii) so long as no Specified Event of Default has occurred and is continuing, to a Competitor, or (iii) to a natural person,

(B) no assignment may be made to Parent or a Loan Party,

(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $2,500,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $2,500,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance, and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) so long as no Specified Event of Default has occurred and is continuing, no participation shall be sold to an Ineligible Institution, (vii) so long as no Specified Event of Default has occurred and is continuing, no participation shall be sold to a Competitor, and (viii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Notwithstanding the foregoing, the Loan Parties hereby agree that each Participant shall be entitled to the rights and benefits of Section 16 as if it were a Lender provided that such Participant complies with the provisions of Section 16 applicable to it.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of each Term Loan and Revolver Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of each Term Loan and Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan and Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Each Lender shall have an obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person only to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that none of Holdings or any Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Holdings or any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Holdings or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties, if applicable, that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties, if applicable, that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders”, “Required Revolving Lenders”, or “Pro Rata Share”,

(ix) contractually subordinate any of Agent’s Liens,

(x) other than in connection with a merger, amalgamation, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii), or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or their Affiliates

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders, except to the extent set forth in the Fee Letter),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,

(iii) Section 3.2 without the written consent of Required Revolving Lenders, all of the Lenders directly affected thereby, and Borrowers (and shall not require the written consent of Required Lenders);

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to an Issuing Bank, or any other rights or duties of an Issuing Bank under this Agreement or the other Loan Documents, without the written consent of such Issuing Bank, Agent, Borrowers and the Required Lenders;

(d) [Reserved]; and

(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16 and fails to use reasonable best efforts to designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches (at the request of Administrative Borrower) that would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof (including the Applicable Call Protection that would have been payable if the Term Loans of such Non-Consenting Lender or Tax Lender subject to such Assignment Acceptance had been voluntarily prepaid by the Borrowers pursuant to Section 2.4(d)(ii)), and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement,

Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Holdings, and Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints Monroe Capital as Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to a Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Each of the Lenders hereby releases (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to release) the Agent, to the extent legally possible, from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions pursuant to Section 181 German Civil Code (Bügerliches Gesetzbuch) to make use of any authorization granted under this Agreement and to perform its duties and obligations as Agent in its capacity as agent hereunder and under the other Loan Documents.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by a Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of a Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of a Loan Party or its Subsidiaries.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Holdings, and Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the

Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5. Notice of Default or Event of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of a Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, no Agent shall have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that no Agent has any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by any Loan Party or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacities. Monroe Capital and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Monroe Capital was not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Monroe Capital or its Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Monroe Capital in its individual capacity.

15.9. Successor Agent. Agent may resign as Agent upon 30 days’ (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or an Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If,

at the time that Agent’s resignation is effective, it is acting as an Issuing Bank, such resignation shall also operate to effectuate its resignation as an Issuing Bank, and it shall automatically be relieved of any further obligation to issue Letters of Credit or to cause the Underlying Issuer to issue Letters of Credit. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent, and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent, as provided for above.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with a Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither any Loan Party nor any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to any Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code or pursuant to an order of any court of competent jurisdiction supervising an Insolvency Proceeding, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9‑610 or 9‑620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by any Loan Party or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product

Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16. Parallel Debt.

(a) Subject to any Guarantee Limitations (without double counting or double application where already applied to reduce the amount of any relevant Obligations), each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Lender under any of the Loan Documents, including any guarantee, as and when those amounts are due (the “Parallel Debt”).

(b) Each Loan Party and the Agent acknowledge that the obligations of each Loan Party under clause (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Lender under any of the Loan Documents, including any guarantee, (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under clause (a) above (its Parallel Debt) be limited or affected in any way by its Corresponding Debt provided that: (i) the Parallel Debt of each Loan Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and (ii) the Corresponding Debt of each Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and (iii) the amount of the Parallel Debt of a Loan Party shall at all times be equal to the amount of its Corresponding Debt.

(c) For the purpose of this Section 15.16, the Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Liens granted under the Loan Documents, including any guarantee, to the Agent to secure the Parallel Debt are granted to the Agent, in its capacity as creditor of the Parallel Debt, and shall not be held on trust.

(d) All moneys received or recovered by the Agent pursuant to this Section 15.16, and all amounts received or recovered by the Agent, from or by the enforcement of any Liens granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e) Without limiting or affecting the Agent’s rights against the Loan Parties (whether under this Section 15.16 or under any other provision of the Loan Documents), each Lender acknowledges that: (i) nothing in this Section 15.16 shall impose any obligation on the Agent to advance any sum to any Lender or otherwise under any Loan Document, except in its capacity as lender; and (ii) for the purpose of any vote taken under any Loan Document, the Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender, and (iii) for the purpose of any vote taken under any Loan Document, the Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender.

(f) For the avoidance of doubt, any Guarantee Limitations applying to a Loan Party shall also apply to the enforcement of, or payment under, the Parallel Debt.

(g) Special Appointment of Agent (German Collateral).

(i) For the purposes of any security provided under the German Security Documents (where “German Collateral” means any security interest created under the Security Documents governed by German law) in addition to the provision set out above, the specific provisions set out in paragraphs (i) to (vii) of this Section 15.16(g) shall be applicable. The provisions set out in paragraph (ii) to (vii) of this Section 15.16(g) shall not constitute a trust but a fiduciary relationship (Treuhand) within the meaning of German law.

(ii) With respect to any German Collateral constituted by non–accessory (nicht akzessorische) security interests, the Agent shall hold, administer and, as the case may be, enforce or release that German Collateral in its own name, but for the account of the Secured Parties.

(iii) With respect to any German Collateral constituted by accessory (akzessorische) security interests, the Agent shall administer and, as the case may be, enforce or release that German Collateral in the name of and for and on behalf of the Secured Parties and shall hold, administer and, as the case may be, enforce or release that German Collateral in its own name on the basis of its own rights under Section 15.16.

(iv) Each Secured Party (other than the Agent) hereby instructs and authorizes the Agent (with the right of sub‑delegation) to act as its agent (Stellvertreter) and in particular (without limitation) to enter into and amend any documents evidencing German Collateral and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Collateral on behalf of that Secured Party. The Agent shall further be entitled to enforce or release any German Collateral, to perform any rights and obligations under any documents evidencing German Collateral and to execute new and different documents evidencing or relating to the German Collateral.

(v) At the request of the Agent, each Secured Party shall provide the Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any agreements and documents or otherwise acting on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the Agent on such secured party’s behalf.

(vi) Each Secured Party hereby releases the Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to that Secured Party. A Secured Party which is barred by its constitutional documents or by‑laws from granting such exemption shall notify the Agent accordingly.

(vii) The Agent accepts its appointment as agent and administrator of the German Collateral on the terms and subject to the conditions set out in this Agreement and the Secured Parties, the Agent and all other parties to this Agreement agree that, in relation to any German Collateral, no Secured Party (other than the Agent in that capacity) shall exercise any independent power to enforce any German Collateral or take any other action in relation to the enforcement of the German Collateral, or make or receive any declarations in relation thereto.

15.17. Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each financial examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any financial examination will inspect only specific information regarding any Loan Party and its Subsidiaries and will rely significantly upon such Loan Party’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding any Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.18. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or

Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16. WITHHOLDING TAXES.

16.1. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Taxes unless required by applicable law. In the event a deduction or withholding of any Taxes from any payment is required by applicable law (as determined in the good faith discretion of the applicable withholding agent), then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount of such Taxes withheld or deducted to the relevant Governmental Authority in accordance with such applicable laws, and, to the extent such Taxes are Indemnified Taxes, such Loan Party shall pay such additional amounts as may be necessary so that the payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1, after such withholding or deduction for or on account of Indemnified Taxes will not be less than the amount provided for herein had no such withholding or deduction been made.

16.2. Evidence of Payments. As soon as practicable after any payment of Taxes to a Governmental Authority, the Loan Parties will furnish to the Agent, as provided in this Section 16.1, the original or certified copies of tax receipts evidencing such payments by the Loan Parties to the appropriate Governmental Authorities, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

16.3. Indemnification by the Borrowers. The Borrowers agree to pay, or at the option of the Agent timely reimburse it for the payment of, any present or future stamp, court, intangible, recording, filing, value added, documentary or similar taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, enforcement, performance, recordation, or filing of, or from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 14.2 or a sale of a participation) (collectively, “Other Taxes”). Without duplication of the foregoing, the Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee"), and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party paid or payable by such Tax Indemnitee or required to be withheld or deducted from a payment to such Tax Indemnitee (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.4. Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

16.5. Status of Lenders.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax with respect to payments made under the Loan Documents, such Lender or Participant shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (a)(i), (a)(ii) and (d) below) shall not be required if in the Lender’s or Participant’s reasonable judgment such completion, execution or submission would subject such Lender or Participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Participant. Nothing in this Section 16.2 shall require a Lender or Participant to disclose its Tax returns. Without limiting the generality of the foregoing:

(i) Any Lender or Participant that is a U.S. Person shall provide executed copies of IRS Form W-9 certifying that such Lender or Participant is exempt from U.S. federal backup withholding tax;

(ii) Any Foreign Lender shall, to the extent it is legally entitled to do so provide whichever of the following is applicable:

(A) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception under Section 881(c) of the IRC, (A) ) a certificate substantially in the form of Exhibit Q-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(C) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI; or

(D) if such Lender or Participant is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-2 or Exhibit Q-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender or Participant is a partnership and one or more direct or indirect partners of such Lender or Participant are claiming the portfolio interest exemption, such Lender or Participant may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-4 on behalf of each such direct and indirect partner.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify the Borrower and the Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Notwithstanding the prior sentence, no Lender or Participant shall be required to update any form or provide any successor form to the extent the Lender or Participant is not legally permitted to do so.

(c) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or Agent to determine the withholding or deduction required to be made.

16.6. If a payment made to a Lender under any Loan Document would be subject to U.S. federal income withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or the Borrowers to comply with their respective obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.7. Reductions.

(a) If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the

Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because such Lender or Participant did not comply with Section 16.2) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses) arising therefrom or with respect thereto. The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.8. Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by or received additional amounts from another party pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Administrative Borrower on behalf the indemnifying party (but only to the extent of indemnity payments made or additional amounts received under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses (including Taxes) and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that upon the request of Agent or the indemnified party, the indemnifying party agrees to repay the amount paid over pursuant to this Section 16.4 (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority) to the indemnified party in the event Agent or the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender or Participant to make available its tax returns (or any other information which it deems confidential) to the Loan Parties or any other Person or require Agent or any Lender or Participant to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender or Participant (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification or the receipt of additional amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

16.5 Non-Cooperative Jurisdiction Resident Party Notification. A Lender or Participant shall notify the Administrative Borrower and the Agent reasonably promptly if it becomes aware that it is, or has become a Non-Cooperative Jurisdiction Resident Party. Upon the reasonable request of the Administrative Borrower, each Lender or Participant shall, within ten (10) Business Days, (i) notify the Administrative Borrower in which jurisdiction the relevant Lender or Participant is tax resident and in which jurisdiction the lending office is located for tax purposes, and (ii) provide the Administrative Borrower with the documentation and information reasonably requested. If a Lender or Participant fails to notify or to supply documentation or other information (in each case as requested under the second sentence of this Section 16.5, then such Lender or Participant shall be treated for the purposes of the Loan Documents (and payments under them) as if it is a Non-Cooperative Jurisdiction Resident Party until such time as the Lender or Participant in question provides the requested notification, documentation and other information.

17. GENERAL PROVISIONS.

17.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by Holdings, each Borrower, Agent and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group, Holdings or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Holdings, and each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6. Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations; Certain Waivers.

(a) If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, transfers under value, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

(b) Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, each Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding any Loan Party and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Holdings, any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC or other applicable securities commissions or regulatory bodies as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws or other applicable securities commissions or regulatory bodies. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC or other applicable securities commissions or regulatory bodies as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term). For the avoidance of doubt, the Loan Parties may disclose any Loan Document in accordance with the requirements of the City Code and/or the Panel.

17.10. Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, any Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11. [Reserved].

17.12. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Holdings and the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals and legal and beneficial owners, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Holdings and the Borrowers.

17.13. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14. Crownpeak Borrower as Agent for Borrowers. Each Borrower hereby irrevocably appoints Crownpeak Borrower as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans, Delayed Draw Term Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans, Delayed Draw Term Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.15. No Setoff. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.

17.16. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase this Agreement Currency with the Judgment Currency. If the amount of this Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from Borrowers in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to Administrative Borrower, on behalf of Borrowers, (or to any Person who may be entitled thereto under applicable law).

17.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

17.18 Restatement of Original Credit Agreement. The parties hereto agree that, on the Restatement Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

(a) the Original Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;

(b) all “Obligations” (including, without limitation, all prior loans or advances made to Borrowers by the Lenders) outstanding pursuant to the Original Credit Agreement (and as defined therein) (the “Original Obligations”) shall, to the extent not paid on the Restatement Date, in all respects be continuing and shall be deemed to be Obligations outstanding hereunder and are hereby reaffirmed and ratified by all parties hereto;

(c) the Liens created thereunder in favor of Agent for the benefit the Lenders and securing payment of the Original Obligations, as amended and restated on the date hereof, shall remain in full force and effect with respect to the Obligations and are hereby and thereby reaffirmed;

(d) all references in the Loan Documents to the Credit Agreement shall be deemed to refer without further amendment to this Agreement; and

(e) the parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Obligations under the Original Credit Agreement and that all such Obligations are in all respects continued and outstanding as Obligations under this Agreement with only the terms being modified from and after the effective date of this Agreement as provided in this Agreement and the other Loan Documents.

17.19 Release. Effective on the date hereof, Holdings, the Borrowers and each Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Agent and each Lender, each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to Holdings, the Borrowers and such Guarantor (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which Holdings, the Borrowers and such Guarantor now has, or might hereafter have against any such Releasee which arises from acts or omissions occurring prior to the effective date of this Agreement and relates, directly or indirectly to this Agreement, the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to this Agreement, the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents prior to the effective date of this Agreement, except in each case for the duties and obligations set forth in this Agreement and the other Loan Documents. As to each and every Claim released hereunder, Holdings, the Borrowers and each Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

“As to each and every Claim released hereunder, Holdings, the Borrowers and each Guarantor also waive the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Holdings, the Borrowers and each Guarantor acknowledge that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Holdings, the Borrowers and each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	CROWNPEAK TECHNOLOGY, INC. By: /s/ Arthur Yao Name: Arthur Yao Title: Secretary
EVIDON, INC. By: /s/ Arthur Yao Name: Arhur Yao Title: Secretary
HOLDINGS:	CROWNPEAK INTERMEDIATE HOLDINGS, INC. By: /s/ Arthur Yao Name: Arthur Yao Title: Secretary

[Signature Page to Credit Agreement]

AGENT:	MONROE CAPITAL MANAGEMENT ADVISORS, LLC By: /s/ Bernardo Castro Name: Bernardo Castro Title: Director

[Signature Page to Credit Agreement]

LENDERS:	MONROE (NP) U.S. PRIVATE DEBT FUND LP, in its capacity as Lender By: /s/ Bernardo Castro Name: Bernardo Castro Title: Director
MONROE CAPITAL ABS FUNDING 2021-1, LTD., in its capacity as Lender By: /s/ Bernardo Castro Name: Bernardo Castro Title: Director
MONROE CAPITAL CFO I LP, in its capacity as Lender By: /s/ Bernardo Castro Name: Bernardo Castro Title: Director
MONROE CAPITAL CORPORATION, in its capacity as Lender By: /s/ Bernardo Castro Name: Bernardo Castro Title: Director
MONROE CAPITAL FUND SV S.A.R.L., ACTING IN RESPECT OF ITS FUND III (UNLEVERAGED) COMPARTMENT, in in its capacity as Lender By: /s/ Bernardo Castro Name: Bernardo Castro Title: Director
MONROE CAPITAL INCOME PLUS ABS FUNDING II, LLC, in its capacity as Lender By: /s/ Bernardo Castro Name: Bernardo Castro Title: Director
MONROE CAPITAL INCOME PLUS ABS FUNDING, LLC, in its capacity as Lender By: /s/ Bernardo Castro Name: Bernardo Castro Title: Director

[Signature Page to Credit Agreement]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Accepting Lenders" has the meaning specified therefor in Section 2.4(f)(v) of the Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by any Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, amalgamation, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Aegean Acquisition” has the meaning provided in the Original Credit Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

Schedule 1.1- 1

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account identified on Schedule A-2 to the Agreement as Agent’s Account (or such other Deposit Account that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by any Loan Party or its Subsidiaries to Agent under the Loan Documents and securing all or a portion of the Obligations.

“Agreed Security Principles” has the meaning set forth in Schedule A-1.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“AML Legislation” has the meaning specified in Section 17.11 of the Agreement.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, supplemented or replaced from time to time, and all other applicable laws and regulations or ordinances concerning or relating to bribery, or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, without limitation, AML Legislation.

Applicable Margin” means, as of any date of determination (a) 4.50 percentage points per annum with respect to Base Rate Loans (the “Base Rate Margin”) and (b) 5.50 percentage points per annum with respect to SOFR Loans (the “SOFR Rate Margin”).

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-3 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the applicable then outstanding Revolver Usage).

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(a) $5,000,000; plus

Schedule 1.1- 2

(b) [reserved]; plus

(c) to the extent Not Otherwise Applied, the amount of any capital contributions made in cash, Cash Equivalents or Net Cash Proceeds from the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings which are contributed by to any Loan Party in immediately available funds during the period from Holdings and including the Business Day immediately following the Restatement Date through and including the Reference Date; plus

(d) to the extent not (A) included in clause (b) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all dividends, distributions, interest, fees, premiums, return of capital, repayments of principal, income, profits (from a disposition or otherwise) and any other amount received or realized in cash or Cash Equivalents by Holdings or its Subsidiaries from any Investment during the period from and including the Business Day immediately following the Restatement Date through and including the Reference Date, in each case to the extent any such Investment was made using the Available Amount pursuant to clause (p) of the definition of “Permitted Investments” (up to the original amount of the Available Amount relied upon in the making of such Investment); plus

(e) Retained Declined Amounts; minus

(f) any Investments made pursuant to clause (p) of the definition of “Permitted Investments” (which amounts, for the avoidance of doubt, shall, in each case, be net of dividends, distributions, interest, fees, premiums, return of capital, repayments of principal, income, profits (from a disposition or otherwise) and any other amount received or realized with respect to any such Investment in accordance with the definition of “Investment”), any Restricted Payment made pursuant to Section 6.7(c) or any payment made pursuant to Section 6.6(a)(i)(D), in each case, during the period commencing on the Business Day immediately following the Restatement Date and ending on the Reference Date (and, for purposes of this clause (f), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction), in each case, in reliance on the Available Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations extended to Holdings or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b)

Schedule 1.1- 3

credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Holdings or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Holdings and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Holdings or one of its Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Monroe or its Affiliates, then the applicable Bank Product must have been provided on or after the Restatement Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to Holdings or its Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Monroe or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Holdings or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means at any time a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, and (c) the Term SOFR for a one-month tenor in effect on such day plus 1.00%.

“Base Rate Loan” means each portion of the Revolving Loans or the Term Loans that bears interest at a rate determined by reference to the Base Rate.

Schedule 1.1- 4

“Base Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be a rate per annum equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

Schedule 1.1- 5

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

Schedule 1.1- 6

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Lending Affiliate” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes or bonds and/or similar extensions of credit in the ordinary course of business.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Loans made by the Lenders (or Agent on behalf thereof) or by Agent in the case of a Protective Advance and, in the case of a SOFR Borrowing, having the same Interest Period made by the Lenders.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B-1, delivered by an Authorized Person to Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, London, United Kingdom, Illinois, California or British Columbia.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in any Loan Party or any of its Subsidiaries by Sponsor which equity investment is made substantially contemporaneously with the making of the expenditure, (e) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (f) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Borrower or any of its Affiliates).

Schedule 1.1- 7

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States, the United Kingdom, Germany or issued by any agency thereof and backed by the full faith and credit of the United States, the United Kingdon or Germany, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by the United Kingdom, Germany or any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the highest ratings obtainable from either Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc. and any successor thereto (“S&P”), Moody’s Investors Service, Inc. and any successor thereto (“Moody’s”) or DBRS Limited or any successor thereto (“DBRS”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or an equivalent rating from DBRS, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank incorporated or organized under the laws of the United Kingdom, Germany or the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000 (or its currency equivalent), (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000 (or its currency equivalent), having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“City Code” means the UK City Code on Takeovers and Mergers, as administered by the Panel.

“CFC” means (i) a controlled foreign corporation (as that term is defined in Section 957 of the IRC) and (ii) any direct or indirect Subsidiary of a CFC.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or

Schedule 1.1- 8

not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a) after the Restatement Date, any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more, of the Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(b) Parent fails to directly own and control 100% of the Equity Interests of Holdings or the UK Resolve Subsidiaries, or

(c) Holdings fails to directly own and control 100% of each Borrower (except a result of a transaction expressly permitted by Section 6.3(a)(C).

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) a Person or “group” shall not be deemed to beneficially own Equity Interests to be acquired by such Person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that to the extent that the Code is used to defined any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or Holdings or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Security Documents.

“Commitment” means any commitment of any Lender to make Loans or other extensions of credit hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Competitor” means any Person which is a direct competitor of any Borrower or its Subsidiaries if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person is a direct competitor of any Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is a Bona Fide Lending Affiliate and merely has an economic interest in any such direct

Schedule 1.1- 9

competitor, and is not itself such a direct competitor of any Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of a Loan Party to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Control Agreement” means, in respect of Domestic Collateral, a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by any Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Crownpeak Seller Holdco” has the meaning specified in the recitals.

“Declined Amounts” has the meaning specified therefor in Section 2.4(f)(v) of the Agreement.

“Declining Lender" has the meaning specified therefor in Section 2.4(f)(v) of the Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent)

Schedule 1.1- 10

under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, receiver-manager, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, receiver-manager, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Defaulting Lender Rate” means with respect to Obligations (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Administrative Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-2 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Administrative Borrower to Agent).

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined in good faith by the Borrowers) of non-cash consideration received by the Borrowers or their respective Subsidiaries in connection with a Permitted Disposition pursuant to clause (o) of the definition of “Permitted Dispositions” that is designated as Designated Non-Cash Consideration pursuant to a certificate signed by an officer of the Borrowers, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents following the consummation of the applicable disposition) (including as a result of a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration).

“Disbursement Letter” means a disbursement letter, dated as of the Restatement Date, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party to Agent.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b)

Schedule 1.1- 11

is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Domestic Collateral” means Collateral granted under any Security Document governed by the laws of the United States, any State thereof or the District of Columbia.

“Domestic Loan Party” means any Loan Party that is organized in the United States, any State thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized in the United States, any State thereof or the District of Columbia.

“Earn-Outs” shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment, earn-out or similar payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period:

(a) Holdings’ and its Subsidiaries’ consolidated net earnings (or loss),

minus

(b) without duplication, the sum of the following amounts of Holdings and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any (A) extraordinary gains, and (B) unusual or non-recurring gains, in each case as determined by the Borrowers in good faith,

(ii) interest income,

(iii) any software development costs to the extent capitalized during such period,

(iv) any realized exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations,

(v) income arising by reason of the application of FAS 141R, and

(vi) Insurance Loss Deduction.

plus

Schedule 1.1- 12

(c) without duplication, the sum of the following amounts of Holdings and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any (A) extraordinary charges, expenses or losses (including legal costs in connection therewith), and (B) unusual or non-recurring charges, expenses or losses (including legal costs in connection therewith), including in connection with non-ordinary course product and intellectual property research and development, in each case as determined by the Borrowers in good faith;

(ii) Interest Expense,

(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv) depreciation and amortization for such period,

(v) Restatement Transaction Expenses in an aggregate amount not to exceed $8,000,000,

(vi) (A) [reserved] and (B) any charge, expense, cost, accrual, reserve, payment, fee, expense or loss of any kind (“Charges”) (including rationalization, legal, tax, structuring and other costs and expenses) (other than depreciation or amortization expense) related to any consummated, anticipated, unsuccessful or attempted equity offering (including an initial public offering), issuance or repurchase, other equity issuance, incurrence by Holdings or any of its Subsidiaries of Indebtedness (including an amendment thereto or a refinancing thereof, whether or not successful, and any costs of surety bonds incurred in connection with successful or unsuccessful financing activities), dividend (including the amount of expenses relating to payments made to option holders of any direct or indirect parent of Holdings in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement), Investment, acquisition (including, any Permitted Acquisition or other Investments) (including (x) bonuses paid to employees, severance and reorganization costs and expenses in connection with any Permitted Acquisition and other investments permitted hereunder, (y) fees, costs and expenses incurred in connection with the de-listing of public targets or compliance with public company requirements in connection any Permitted Acquisition or other Investment, and any public company costs, and (z) to the extent arising in the context of “take private” Permitted Acquisitions or Investments, litigation expenses and settlement amounts), asset sale or other disposition, consolidations, restructurings, repayment of Indebtedness (including payments permitted under Section 6.6) or recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including such Charges related to (i) the offering, syndication, assignment and administration of the loans under the Loan Documents and any other credit facilities and (ii) any refinancing, extension, waiver, forbearance, amendment or other modification of the Loan Documents or any other credit facilities (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise); provided that the aggregate amount added back in any period pursuant to this clause (c)(vi)(B) shall not exceed $3,000,000 (or such greater amount as may be approved in writing by Agent in its reasonable discretion),

Schedule 1.1- 13

(vii) at the Borrowers’ election in its sole discretion, pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies related to acquisitions, mergers and other business combinations, dispositions, operational changes, including expense associated with improvement of sales force capabilities, restructurings, integration, insourcing initiatives, operating improvements, cost savings initiatives and other initiatives, actions or events (including, such transactions, actions or initiatives consummated prior to the Restatement Date) (each, a “Specified Transaction”) that are projected by the Borrowers in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or initiated or are expected to be taken (in the good faith determination of the Borrowers) within 24 months after such Specified Transaction; provided that such “run rate” cost savings, synergies, operating expense reductions, business optimization initiatives and other operating improvements added back pursuant to this clause (b)(vii) in any test period, when aggregated with amounts added back pursuant to clauses (b)(xvii) and (b)(xviii) below for such test period, shall not in the aggregate exceed an amount equal to 25% of EBITDA of the Borrowers (calculated after giving effect to any such exclusions, add-backs and adjustments and all other add-backs and adjustments) for such test period on a pro forma basis,

(viii) [reserved],

(ix) [reserved],

(x) reimbursement of out-of-pocket costs and expenses and any other fees or charges incurred with the negotiation and execution of the Loan Documents (including any amendments, waivers, supplements and modifications thereteo),

(xi) [reserved],

(xii) Insurance Loss Addback,

(xiii) with respect to any Permitted Acquisitions after the Restatement Date: (A) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (B) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrowers’ independent auditors, in each case, as determined in accordance with GAAP,

(xiv) fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by any Loan Party and its Subsidiaries,

(xv) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus

Schedule 1.1- 14

the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(xvi) [reserved],

(xvii) restructuring and similar Charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses (including, without limitation, systems design, upgrade, establishment and implementation costs and consulting fees), discontinuance of activities or operations, the consolidation or closing of locations and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the closing date), customer disputes, transition, vacant facilities, consolidations, closing costs, signing costs, retention or completion bonuses, recruiting costs, severance payments and related expenses and pre-termination payroll expenses of severed employees, transition costs, costs related to closure/consolidation of facilities, settlement costs, project start‐up costs, entry into new markets, strategic initiatives and contracts, new product offerings, integration and systems establishment costs, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one time expense relating to enhanced accounting function (including the implementation of changes to the financial reporting procedures) or other transaction costs or other operational changes or improvements or associated with becoming a public company; provided that such adjustments added back pursuant to this clause (b)(xvii) in any test period, when aggregated with amounts added back pursuant to clause (b)(vii) above and clause (b)(xviii) below for such test period, shall not in the aggregate exceed an amount equal to 25% of EBITDA of the Borrowers (calculated after giving effect to any such exclusions, add-backs and adjustments and all other add-backs and adjustments) for such test period on a pro forma basis,

(xviii) at the option of the Borrowers, any adjustments, exclusions and add-backs that are reflected in a quality of earnings report made available to the Agent after the Restatement Date prepared by financial advisors (which financial advisors are (A) nationally recognized or (B) reasonably acceptable to the Agent (it being understood and agreed that any of the “Big Four” accounting firms, Alvarez & Marsal, FTI, RSM, BDO, Ironsides Inc., Leo Berwick, Moss Adams, Crowe, LLP and Grant Thornton are acceptable)) and (y) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency), provided that such adjustments added back pursuant to this clause (b)(xviii) in any test period, when aggregated with amounts added back pursuant to clauses (b)(vii) and (b)(xvii) above for such test period, shall not in the aggregate exceed an amount equal to 25% of EBITDA of the Borrowers (calculated after giving effect to any such exclusions, add-backs and adjustments and all other add-backs and adjustments) for such test period on a pro forma basis,

(xix) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xx) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets, and

(xxi) other items as may be approved by Agent and the Required Lenders in writing from time to time in its sole discretion in each case, determined on a consolidated basis in accordance with GAAP.

Schedule 1.1- 15

Sections 1.8 and 1.12 shall apply for the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), other than with respect to Excess Cash Flow. Other than for purposes of calculating Excess Cash Flow, EBITDA shall be calculated on a Pro Forma Basis to give effect to any Specified Transaction as if it occurred on the first day of the Reference Period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), (b) any Affiliate of any Lender, (c) any Related Fund of any Lender, and (d) any other Person (other than a natural Person) approved by the Agent (such approval not to be unreasonably withheld or delayed).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, other than a Multiemployer Plan, (a) that is sponsored, maintained or contributed to by any US Loan Party or (b) to which any US Loan Party has any liability contingent or otherwise, including by reason of being an ERISA Affiliate.

“Employment Laws” means any applicable federal, state, provincial, foreign, or local statue, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to employment practices and standards, terms and conditions of employment, wages, and hours, occupational health and safety, human rights, labour relations, pay equity, accessibility, and workers’ compensation.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Holdings or its Subsidiaries, relating to the environment,

Schedule 1.1- 16

the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a US Loan Party is treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) or solely for purposes of section 412 of the IRC, under (m) or (o) of section 414 of the IRC.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Assets” means (a) in respect of Domestic Collateral: (i) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (i) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clause (i) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s, any other member of the Lender Group’s or any Bank Product

Schedule 1.1- 17

Provider’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); (ii) with respect to any Subsidiary of a Loan Party that is a CFC, voting Equity Interests in excess of 65% of the total outstanding voting Equity Interests of such Subsidiary if pledging a greater amount would result in adverse tax consequences, as determined by the Borrowers in consultation with the Agent; or (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral and (b) in respect of Foreign Collateral, any assets or undertakings over which security is not required to be granted under the Agreed Security Principles.

"Excluded Deposit Account" means (i) Deposit Accounts with an aggregate amount on deposit therein of not more than $150,000 at any one time for all such Deposit Accounts, (ii) Deposit Accounts exclusively used for payroll, payroll taxes withholding tax accounts, pensions, pension reserve accounts and other employee wage and benefit payments to or for any Loan Party’s employees, (iii) Deposit Accounts exclusively used to pay sales taxes, any goods and services taxes or harmonized sales taxes and (iv) Deposit Accounts exclusively used as trust accounts.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or Participant or required to be withheld or deducted from a payment to Agent, any Lender or Participant, (i) any Tax imposed on or computed by reference to the net income (however denominated) or net profits of Agent, any Lender or any Participant (including any franchise taxes and branch profits taxes), in each case that is (a) imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office or applicable lending office is located or (b) an Other Connection Tax, (ii) United States Taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) in the case of a Foreign Lender, any United States federal withholding taxes imposed on amounts payable to a Foreign Lender pursuant to a law in effect on the date such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except the foregoing clause shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, (iv) any withholding taxes imposed under FATCA, and (v) any Taxes imposed by Germany because the relevant recipient is a Non-Cooperative Jurisdiction Resident Party.

“Extraordinary Receipts” means any cash payments received by Holdings or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries), (ii) any purchase price adjustment received in connection with any purchase agreement (other than customary working capital adjustments in connection with any Permitted Acquisitions), and (iii) proceeds from any representations and warranties insurance policy in connection with any Permitted Acquisition.

Schedule 1.1- 18

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any intergovernmental agreements entered into to implement or further the collection of Taxes imposed pursuant to the foregoing (together with any Law implementing such agreements).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means that certain fee letter, dated as of the Original Closing Date, among Borrowers, Agent and the Lenders party thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Floor” means a rate of interest equal to 1.00%.

“Foreign Collateral” means any Loan Party which is not a Domestic Loan Party.

“Foreign IP” has the meaning specified therefor in Section 5.12 of the Agreement.

“Foreign IP Revenue Threshold” has the meaning specified therefor in Section 5.12 of the Agreement.

“Foreign Lender” means any Lender or Participant that is not a U.S. Person.

“Foreign Loan Party” means any Loan Party which is not a Domestic Loan Party.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of the Loan Parties, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of the Loan Parties, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Holdings and its Subsidiaries, the Term Loans, any Revolving Loans, and the amount of their Capitalized Lease Obligations.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, that at the election by Parent to not prepare financials in

Schedule 1.1- 19

respect of Parent or any Loan Party organized in the United Kingdom or any Subsidiary of any Loan Party organized in the United Kingdom in accordance with generally accepted accounting principles in the United States of America, all references to “GAAP” with respect to any Loan Party organized in the United Kingdom or any Subsidiary of any Loan Party organized in the United Kingdom shall refer, to the extent applicable, to analogous principles or methodologies under the International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Parent or its Subsidiaries are, or may be, required to comply, as in effect on the Restatement Date (“IFRS”), as in effect from time to time.

“German Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Germany.

“German Security Document” means any other agreement, instrument or document entered into by a German Loan Party governed by German law that creates or purports to create a Lien in favour of the Agent for the benefit of the Secured Parties, in each case including any supplement or joinder thereto.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Limitations” has the meaning specified in the applicable Guaranty Agreement, as may be supplemented from time to time in accordance with the terms thereof.

“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, (b) any Person that is a "Guarantor" under the Guaranty Agreement, and (c) each other Person that becomes a guarantor after the Restatement Date pursuant to Section 5.11 of this Agreement.

“Guaranty Agreement” means (a) the Guaranty and Security Agreement and (b) any other guaranty agreement delivered to the Agent from time to time.

“Guaranty and Security Agreement” means the New York law governed guaranty and security agreement, dated as of the Original Closing Date, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Domestic Loan Parties to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

Schedule 1.1- 20

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Holdings and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Bank Product Provider.

“Holdings” has the meaning specified in the preamble.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business, (ii) any purchase price adjustment, deferred purchase price and earn-out and similar obligation until such obligation is not paid after becoming due and payable, (iii) accruals for payroll, obligations incurred under ERISA and other liabilities accrued in the ordinary course of business and customary obligations under employment agreements and deferred compensation, and (iv) deferred revenues and liabilities associated with customer prepayments and deposits accrued in the ordinary course of business), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” shall mean (i) the Persons identified in writing to Agent by Borrowers from time to time, which list of Persons is consented to in writing by Agent (such consent not to be unreasonably withheld or delayed) or (ii) any Person that is clearly identifiable, solely on the basis of such Person’s name, or is identified by the Borrowers, as an Affiliate of any Person referred to in clause (i)

Schedule 1.1- 21

above; provided, however, that (A) Ineligible Institutions shall exclude any person that a Borrower or Sponsor has designated as no longer being an Ineligible Institution by written notice delivered to the Agent from time to time, and (B) no Person’s status as an Ineligible Institution shall be given retroactive effect to disqualify the transfer of an interest in the Loans and/or Commitments that was effective prior to such Person’s becoming an Ineligible Institution. Notwithstanding the foregoing, in no event shall a Bona Fide Lending Affiliate be an Ineligible Institution, unless such Bona Fide Lending Affiliate is identified under clause (i) above.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, receivership, proceedings (whether court or privately appointed), interim receivership proceedings or proceedings seeking reorganization, liquidation, arrangement, winding-up, or other similar relief, including any proceeding for the compromise or arrangement of creditor claims pursuant to the arrangement or reorganization provisions of any corporate statute.

“Insurance Loss Addback” means, with respect to any fiscal period, the amount of any loss incurred during such fiscal period for which there is insurance (including business interruption insurance) or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery was received by a Loan Party during such fiscal period or is reasonably expected to be received by a Loan Party in a subsequent fiscal period and within 270 days of the date of the underlying loss.

“Insurance Loss Deduction” means, with respect to any fiscal period, the amount of any Insurance Loss Addback included in determining EBITDA for a prior fiscal period in the event that either (a) any insurance or indemnity recovery related to such Insurance Loss Addback is received during such fiscal period, or (b) 270 days has elapsed from the date of the underlying loss.

“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of the Original Closing Date, executed and delivered by Holdings, each Borrower, each of their respective Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

Schedule 1.1- 22

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the first Business Day of each month, (b) with respect to any SOFR Loans, the last day of the Interest Period applicable thereto; provided, that, in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), and, in addition, (c) with respect to all Loans, the earlier of (i) the Maturity Date and (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof or the date on which this Agreement is terminated pursuant to the terms hereof.

“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending 1 or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 month after the date on which the Interest Period began, as applicable, (d) Borrowers may not elect an Interest Period which will end after the Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.15 shall be available for specification in such Notice of Borrowing or conversion notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), or the transfer of assets by such Person to any statutory division of such Person or to any other Person pursuant to a plan of division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means any Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit under this Agreement and Issuing Bank shall be a Lender. As of the Restatement Date, there is no Issuing Bank.

“LCT Test Date” has the meaning specified therefor in Section 1.8(b) of the Agreement.

“Legal Reservations” means:

Schedule 1.1- 23

(a) the principle that certain remedies (including equitable remedies and remedies that are analogous to equitable remedies in the applicable jurisdiction) may be granted or refused at the discretion of the court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence and similar principles or limitations under the laws of any applicable jurisdiction;

(c) the principle that in certain circumstances security interests granted by way of fixed charge may be recharacterized as a floating charge or that security interests purported to be constituted as an assignment may be recharacterized as a charge;

(d) the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f) the principle that the creation or purported creation of security interests over (i) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or (ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security interests have purportedly been created;

(g) the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;

(h) the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Agent or other similar provisions;

(i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(j) similar principles, rights and defences under the laws of any relevant jurisdiction;

(k) the principles of private and procedural laws of the relevant jurisdiction which affect the enforcement of a foreign court judgment;

(l) the principle that in certain circumstances pre-existing security interests purporting to secure an incremental Loan, further advances or any Credit Agreement Refinancing Indebtedness may be void, ineffective, invalid or unenforceable; and

(m) any other matters which are set out as qualifications or reservations (however described) as to matters of law in the legal opinions.

Schedule 1.1- 24

“Lender” has the meaning set forth in the preamble to the Agreement, shall include each Issuing Bank, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including each Issuing Bank), Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) financial examination, appraisal, and valuation fees and expenses of Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7(b) of the Agreement, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents, or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loans, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral (provided, that the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to reasonable and documented costs and out-of-pocket expenses of (w) one (1) legal counsel for Agent and the Lenders (taken as a whole), (x) to the extent necessary, one (1) local counsel in each other relevant jurisdiction for the Agent and the Lenders (taken as a whole), (y) to the extent necessary, one (1) regulatory counsel or specialty if reasonably required for the Agent and the Lenders (taken as a whole), and (z) one or more additional counsel to Lenders if one or more conflicts of interest arise).

Schedule 1.1- 25

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit issued by Issuing Bank for the account of any Borrower.

“Letter of Credit Collateralization” means with respect to the Letters of Credit, either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the applicable Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the applicable Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to Agent and the Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, in the currency in which the applicable Letter of Credit is denominated, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the applicable Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Usage” means, as of any date of termination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Leverage Ratio” means, as of any date of determination the ratio of (a) (i) the amount of Holdings’ and its Subsidiaries’ Funded Indebtedness as of such date minus (ii) the lesser of (x) the amount of Qualified Cash of the Loan Parties as of such date, and (y) $15,000,000, to (b) Holdings’ and its Subsidiaries’ EBITDA for the 12 month period ended as of such date; provided, however, that EBITDA attributable to Subsidiaries of Holdings that are not Loan Parties shall be excluded from the foregoing calculation to the extent that such EBITDA attributable thereto would cause EBITDA attributable solely to the Loan Parties (calculated to disregard any contribution thereto by any Person who is not a Loan Party) as a group to be less than 75% of EBITDA of Holdings and its Subsidiaries as of the relevant date of determination.¶

“Lien” means any mortgage, hypothec, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Condition Transaction” shall mean any Permitted Acquisition or other Permitted Investment whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

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“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Liquidity” means, as of any date of determination, the sum of Availability and Qualified Cash.

“Loan” shall mean any Revolving Loan, Protective Advance or Term Loan made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, the Fee Letter, each Guaranty Agreement, each Security Agreement, the Intercompany Subordination Agreement, the Seller Note Subordination Agreement, the Letters of Credit, the Mortgages, the Parent Equity Pledge Agreements, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Parties” means the Borrowers and the Guarantors (other than Parent).

“Loan Prepayment” has the meaning specified therefor in the recitals of this Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Parent or any Loan Party and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s or and its Subsidiaries’, taken as a whole, ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Foreign Subsidiary” means each Subsidiary of a Loan Party that is organized in a jurisdiction other than the United States, provided that such Subsidiary (a) generates at least 35% of the combined revenues of Holdings and its Subsidiaries, taken as a whole, for the most recently ended trailing twelve month period; (b) is the owner or licensee of Intellectual Property used in or embodied by any revenue-generating products or services of Holdings and/or its Subsidiaries that account for more than 35% of the combined revenues of Holdings and its Subsidiaries, taken as a whole, for the most recently ended trailing twelve month period; or (c) is the owner of Equity Interests of any Foreign Subsidiary that otherwise constitutes a Material Foreign Subsidiary.

“Material Intellectual Property” means and includes all intellectual property that is (a) used in or embodied by, or that would reasonably be likely to be infringed or misappropriated by the commercialization of, any revenue generating products or services of Holdings and/or its Subsidiaries that account for more than 5.0% of the combined revenues of Holdings and its Subsidiaries, taken as a whole, for the most recently ended trailing twelve month period, or (b) otherwise necessary to the business of Holdings and/or its Subsidiaries.

Schedule 1.1- 27

“Maturity Date” means December 31, 2026.

“Maximum Revolver Amount” means $0.

“Monroe Capital” means Monroe Capital Management Advisors, LLC, a Delaware limited liability company.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, hypothecs, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA with respect to which any Loan Party has an obligation to contribute or has any liability, contingent or otherwise (including as the result of being an ERISA Affiliate) or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Holdings or any of its Subsidiaries of assets or receipt of business interruption insurance, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration, and including insurance proceeds and all proceeds from casualty losses or condemnations) by or on behalf of Holdings or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Holdings or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale or disposition or repatriation of such proceeds to Holdings, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or actually reserved as a payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve;

(b) with respect to the issuance or incurrence of any Indebtedness by Holdings or any of its Subsidiaries, or the issuance by Holdings or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Holdings or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable

Schedule 1.1- 28

fees, commissions, and expenses related thereto and required to be paid by Holdings or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by Holdings or such Subsidiary in connection with such issuance or incurrence or repatriation of such cash to Holdings, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or actually reserved as a payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries, and are properly attributable to such transaction; and

(c) with respect to the receipt of an Extraordinary Receipt by Holdings or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time by or on behalf of Holdings or such Subsidiary in connection with such Extraordinary Receipt, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by or such Subsidiary in connection with such Extraordinary Receipt, and (ii) taxes paid or payable to any taxing authorities by Holdings Holdings or such Subsidiary in connection with such Extraordinary Receipt or the repatriation of such cash to Holdings, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or actually reserved as a payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries, and are properly attributable to such transaction.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Cooperative Jurisdiction” means a non-cooperative tax jurisdiction (nicht kooperierendes Steuerhoheitsgebiet) within the meaning of the German Defense against Tax Havens Act (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb und zur Änderung weiterer Gesetze, the “SteueroasenAbwG”) and the respective legislative decree (Rechtsverordnung), each as amended, supplemented, or restated.

“Non-Cooperative Jurisdiction Resident Party” means a Party that is resident in a Non-cooperative Jurisdiction pursuant to Section 2 para. 2 of the SteueroasenAbwG.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations, (b) the withdrawal of any US Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien on a US Loan Party pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien on a US Loan Party, (g) the partial or complete withdrawal of any US Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the insolvency of a Multiemployer Plan under Title IV of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in

Schedule 1.1- 29

“endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any US Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) the failure of any Pension Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan, (o) any event that results in or could reasonably be expected to result in a liability by a US Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any US Loan Party pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (p) any of the foregoing is reasonably likely to occur in the following 30 days.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied as Permitted Equity Proceeds used to make Permitted Acquisitions, or to increase the Available Amount).

“Obligations” means (a) all loans (including the Term Loans and the Revolving Loans (inclusive of Protective Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any Loan Party, fees (including the fees provided for in the Fee Letter) of any Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any Loan Party, guaranties of any Loan Party, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to Issuing Bank now or hereafter arising from or in respect of Letters of Credit, and (c) all Bank Product Obligations; provided, that Obligations shall not include Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans and the Term Loan, (ii) interest accrued on the Revolving Loans and the Term Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, in each case in respect of Letters of Credit, (v) Lender Group Expenses of any Loan Party, (vi) fees payable by any Loan Party under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document (excluding Excluded Swap Obligations). Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Schedule 1.1- 30

“Offer” means the takeover offer (as defined in section 974 of the Companies Act 2006) by Aegean Bidco in accordance with the City Code to acquire the entire issued share capital of the Aegean Target (within the meaning of Section 975 of the Companies Act 2006) pursuant to the Offer Documents.

“OID” means original issue discount.

“Original Closing Date” has the meaning specified therefor in the recitals of this Agreement.

“Original Credit Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Original Term Loans” has the meaning specified therefor in the recitals of this Agreement.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Other Connection Taxes” means, with respect to any Lender, Agent or other recipient, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Tax (other than connections arising from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified therefor in Section 16.1 of the Agreement.

“Panel” means the Panel on Takeovers and Mergers.

“Parent” has the meaning specified in the recitals to this Agreement.

“Parent Equity Pledge Agreement” means an equity pledge agreement, dated as of the Restatement Date, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent to Agent.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

Schedule 1.1- 31

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, registrations in the relevant registers, acknowledgement, notarization, stampings and/or notifications of or under the Security Documents and/or the security interests created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any security interests or the Security Documents or to achieve the relevant priority expressed therein.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means: (w) the Rezolve Change of Control, (x) the Aegean Acquisition and (y) any other Acquisition so long as:

(a) (i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition (or, in the case of a Limited Condition Transaction, (A) no Default or Event of Default shall have occurred and be continuing on the date of the execution of the definitive agreement in connection with such Limited Condition Transaction, or would result therefrom, and (B) no Event of Default pursuant to Sections 8.1, 8.4, or 8.5 shall have occurred and be continuing or would result from the consummation of the proposed Limited Condition Transaction), and (ii) such acquisition shall have been consensual,

(b) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Holdings and its Subsidiaries would have been in compliance with the financial covenants in Section 7 of the Agreement for the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed Acquisition,

(c) on a pro forma basis, Holdings and its Subsidiaries would have been in compliance with the financial covenants in Section 7 of the Agreement for the most recent fiscal quarter ended immediately prior to the proposed date of consummation of such proposed Acquisition for which financial statements are available,

(d) Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details); provided that (i) with respect to any Permitted Acquisition that has a Purchase Price of less than $10,000,000, such materials shall only be required to be delivered to the extent available, (ii) with respect to any Permitted Acquisition that has a Purchase Price of (x) less than $25,000,000, Borrowers shall be required to deliver to Agent a cash proof analysis or a quality of revenue report conducted by a reputable firm agreed to in good faith by Agent, and (y) $25,000,000 or more, Borrowers shall be required to deliver to Agent a quality of earnings report conducted by a reputable firm agreed to in good faith by Agent, and (iii) with respect to all Permitted Acquisitions, regardless of the aggregate Purchase Price, Borrowers have provided Agent with (A) public

Schedule 1.1- 32

record searches or Agent has obtained such public record searches (including tax lien, litigation, and Uniform Commercial Code searches and searches with the patent and trademark office, the copyright office, or the department of motor vehicles, to the extent such searches are necessary or appropriate (as promptly determined by Agent, in its Permitted Discretion, for any Acquisition)), (B) formation documents of any Acquisition target or Subsidiary, and (C) other information reasonably required by Agent to perform the due diligence contemplated by Section 17.12 of the Agreement,

(e) Borrowers shall have Liquidity in an amount equal to or greater than $4,500,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f) the assets being acquired or the Person whose Equity Interests are being acquired has EBITDA of greater than $0, on a pro forma adjusted basis, during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition for which financial statements are available, unless such Permitted Acquisition is funded solely with the proceeds of Permitted Equity Proceeds,

(g) the assets being acquired (other than a de minimis amount of assets in relation to Holdings’ and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Holdings and its Subsidiaries or a business reasonably related thereto,

(h) Borrowers have provided Agent with (i) written notice of the proposed Acquisition prior (or, in the case of proposed Acquisitions with a Purchase Price of $10,000,000 or more, 7 Business Days’ prior written notice) to the anticipated closing date of the proposed Acquisition and (ii) copies of the acquisition agreement and other material documents relative to the proposed Acquisition to the extent available or, if not available, substantially final drafts followed promptly by final versions when available, which in the case of proposed Acquisitions with a Purchase Price of $10,000,000 or more, shall be delivered not later than 7 Business Days prior to the anticipated closing date of the proposed Acquisition,

(i) the aggregate amount of such Investments made pursuant to this definition by Loan Parties in Persons are not or do not become Loan Parties and assets that are not (or do not become) owned by Loan Parties, in each case, shall not exceed $25,000,000, in each case unless otherwise approved by the Agent (such consent not to be unreasonably withheld or delayed) Purchase Price payable in respect of any assets being acquired acquired),

(j) the subject assets or Equity Interests, as applicable, are being acquired directly by Borrowers or one of their respective Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Sections 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties,

(k) the Purchase Price payable in respect of all Permitted Acquisitions shall not exceed $50,000,000 in the aggregate; provided, that to the extent that the Purchase Price for any Permitted Acquisition is financed with cash proceeds received from a capital contribution to Holdings or from the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings, in each case, which are contributed by Holdings to any Borrower in immediately available funds (“Permitted Equity Proceeds”), substantially concurrently with and for the purpose of financing such Permitted Acquisition (in each case, limited to Permitted Equity Proceeds that are Not Otherwise Applied), then the aggregate amount

Schedule 1.1- 33

of such Purchase Price financed with Permitted Equity Proceeds shall not count against the $50,000,000 cap set forth above in this clause (k), and

(l) Agent shall have received prior to the proposed Acquisition, a certificate signed by an officer of Borrowers certifying compliance with the foregoing conditions.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Holdings and its Subsidiaries,

(b) sales of inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets (other than Intellectual Property) of Holdings or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(k) (i) the lapse of registered Intellectual Property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of copyrights, trademarks, and patents in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights and patents, such copyrights and patents are not material revenue generating copyrights or patents, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m) the making of Permitted Investments,

Schedule 1.1- 34

(n) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries (other than such Borrower) to a Loan Party and (ii) from any Subsidiary of any Borrower that is not a Loan Party to any other Subsidiary of any Borrower,

(o) sales or dispositions of assets (other than Material Intellectual Property or Equity Interests of any Person that owns Material Intellectual Property) not otherwise permitted in clauses (a) through (n) above so long as (i) no Default or Event of Default then exists or would arise therefrom, (ii) other than sales or dispositions of assets with a fair market value of less than or equal to $700,000 in the aggregate for all such sales or dispositions in reliance on this clause (o) in any fiscal year, (A) such sale or disposition shall be made at fair market value, and (B) Borrowers or its Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens, other than Permitted Liens); provided, however, that for purposes of this clause (B), any Designated Non-Cash Consideration received in respect of such sale or disposition having an aggregate fair market value as reasonably determined by the Borrowers in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (x) that is at that time outstanding, not in excess of $700,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash, and

(p) sales or dispositions of receivables to NowAccount or its successor (“Factored Receivables”) pursuant to a program designed to accelerate the Loan Parties’ and their Subsidiaries’ receipt of payment therefor so long as no more than $2 million of such Factored Receivables is outstanding at any one time.

Notwithstanding anything to the contrary contained in the Agreement or the other Loan Documents, in no event shall any Loan Party or its Subsidiaries convey, sell, assign, dispose of, or otherwise transfer (including by transfer of Equity Interests of any Person that owns such intellectual property) (x) any Material Intellectual Property to any non-Loan Party (including Parent), or (y) any Material Intellectual Property held or maintained by a Loan Party to a Loan Party (i) that is not a Borrower or a Subsidiary of a Borrower and (ii) if 100% of the Equity Interests of such Loan Party have not been pledged as Collateral to the Agent to secure the Obligations, but excluding for the avoidance of doubt, any non-exclusive licensing arrangements otherwise expressly permitted by the Agreement.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule P-3 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured

Schedule 1.1- 35

guarantees with respect to Indebtedness of Holdings or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) unsecured Indebtedness of any Borrower owing to sellers of assets or Equity Interests that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such Indebtedness does not exceed the greater of (x) $4,000,000 and (y) 35% of TTM EBITDA (calculated on a Pro Forma Basis)) at any time outstanding, (iii) the terms and conditions (including economic terms and the absence of covenants) are satisfactory to Agent, (iv) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (v) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (vi) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and the Required Lenders,

(g) Acquired Indebtedness in an amount not to exceed the greater of (i) $2,500,000 and (ii) 20% of TTM EBITDA (calculated on a Pro Forma Basis)) outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by Holdings or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l) unsecured Indebtedness of any Borrower owing to former or present employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Borrower of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(m) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of a Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(n) Indebtedness composing Permitted Investments,

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(o) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p) unsecured Indebtedness of Holdings or its Subsidiaries in any acquisition consummated prior to the Restatement Date, a Permitted Acquisition, any other Investment not prohibited hereunder or any Disposition, in each case to the extent constituting obligations under noncompete agreements, consulting agreements, indemnification obligations or obligations in respect of purchase price (including Earn-Outs) or other similar deferred purchase price or arrangements or adjustments so long as (i) the maximum amount of all Earn-Outs during the term of the Agreement does not exceed, the greater of (x) $4,000,000 and (y) 35% of TTM EBITDA (calculated on a Pro Forma Basis)), (ii) such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent, and (iii) such unsecured Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(q) unsecured Indebtedness of Holdings or its Subsidiaries in respect of holdbacks owing to sellers of assets or Equity Interests to such Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions or other Permitted Investments so long as the maximum amount of all such holdbacks at any time does not exceed an aggregate of $5,000,000,

(r) accrual of interest, accretion or amortization of OID, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(s) Indebtedness incurred pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Security Code IV (Sozialgesetzbuch IV),

(t) any other Indebtedness incurred by Holdings or any of its Subsidiaries in an aggregate outstanding amount not to exceed $4,000,000 at any one time; provided, that other than with respect to Liens on cash collateral securing Indebtedness for letters of credit in an aggregate amount not to exceed $1,500,000, all such Indebtedness under this clause (t) shall be unsecured,

(u) Indebtedness of Parent in an aggregate principal amount not to exceed $50,000,000 (or as increased pursuant to the Seller Note as in effect on the date hereof) plus the amount of any interest that is capitalized thereon evidenced by the Seller Note, so long as such Indebtedness is subject to the Seller Note Subordination Agreement,

(v) Indebtedness incurred pursuant to terms that are substantially consistent with those reflected in those certain Installment Payment Agreements by and between TFC Technology Finance and one or more of the Loan Parties, provided that the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed $5,500,000 and any Refinancing Indebtedness in respect thereof.

“Permitted Intercompany Advances” means loans and other Investments made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Holdings that is not a Loan Party to another Subsidiary of Holdings that is not a Loan Party, (c) any Loan Party or a Subsidiary of Holdings that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a member of the Rezolve Group to a Loan Party or a Subsidiary of a Loan Party not to exceed $10,000,000 in the aggregate at any one time, and (e) a Loan Party to a Subsidiary of Holdings that is not a Loan Party, so long as (i) at the time of making such loan or Investment, no Event of Default has occurred and is continuing or would result therefrom, and (ii) such loans or other Investments are used to

Schedule 1.1- 37

cover business-related expenses necessary for the provision of Holdings’ and its Subsidiaries’ operations in the European Union consisting of payroll, employee benefits, travel expenses, independent contractor expenses, real estate rent, professional services, insurance, and other office-related overhead expenses of such non-Loan Party Subsidiary.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Restatement Date and set forth on Schedule P-1 to the Agreement,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) (i) non-cash loans and advances to employees, officers, and directors of any Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of any Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed, the greater of (x) $2,000,000 and (y) 15% of TTM EBITDA (calculated on a Pro Forma Basis)) at any one time,

(k) Permitted Acquisitions,

(l) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of any Borrower),

Schedule 1.1- 38

(m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed the sum of (i) $4,000,000, plus (ii) at the option of the Borrower, any amounts available for use under Sections 6.6(b) and 6.7(e), during the term of the Agreement,

(p) additional Investments (other than Investments of Material Intellectual Property) in an amount not to exceed (A) the Available Amount immediately prior to the time of the making of such Investment, so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) on a pro forma basis after giving effect to such Investment, Holdings and its Subsidiaries shall have a Leverage Ratio of greater than 7.50:1.00, in each case, for the fiscal month ended immediately prior to the date of such Investment for which financial statement have been, or were required to be, delivered pursuant to the Agreement, plus (B) at the option of the Borrower, any amounts available for use under Sections 6.6(b) and 6.7(e), during the term of the Agreement, and

(q) to the extent constituting an Investment, advances in respect of customary transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) that are in the ordinary course of business and consistent with past practice.

Notwithstanding anything to the contrary contained in the Agreement or the other Loan Documents, in no event shall any Loan Party or its Subsidiaries convey, sell, assign, dispose of, or otherwise transfer (including by transfer of Equity Interests of any Person that owns such intellectual property) (x) any Material Intellectual Property to any non-Loan Party (including Parent), or (y) any Material Intellectual Property held or maintained by a Loan Party to a Loan Party (i) that is not a Borrower or a Subsidiary of a Borrower and (ii) if 100% of the Equity Interests of such Loan Party have not been pledged as Collateral to the Agent to secure the Obligations, but excluding for the avoidance of doubt, any non-exclusive licensing arrangements otherwise expressly permitted by the Agreement.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Restatement Date and any Refinancing Indebtedness in respect thereof,

Schedule 1.1- 39

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords (including, in respect of real property located in Germany, any landlord’s lien (Vermieter- oder Verpächterpfandrecht)), carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Holdings’ and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure Holdings’ and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Holdings’ and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business, including liens or rights of set-off arising under the general terms and conditions of banks with whom any group member maintains a banking relationship in the ordinary course of business; including liens of group members under the German general terms and condition of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen),

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

Schedule 1.1- 40

(q) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by Holdings or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness to the extent such Liens are on the Equipment or real property acquired with such Acquired Indebtedness,

(s) Liens incurred pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Security Code IV (Sozialgesetzbuch IV),

(t) any security or quasi-security granted under mandatory law (sections 22, 204 of the German Transformation Act (Umwandlungsgesetz)) in favor of creditors as a consequence of a merger or o conversion permitted under this Agreement,

(u) other Liens which do not secure Indebtedness for borrowed money or letters of credit (other than Liens on cash collateral to secure obligations in respect of letters of credit) in an aggregate amount not to exceed $4,000,000,

(v) Liens incurred pursuant to clause (u) of the definition of “Permitted Indebtedness”, provided, that such Lien attaches only to assets as described in the certain Installment Payment Agreements referred to in such clause (u) of “Permitted Indebtedness” and the proceeds thereof, and

(w) Liens on the Collateral securing the Indebtedness evidenced by the Seller Note permitted pursuant to clause (v) of the definition of “Permitted Indebtedness” so long as such Liens are subject to the Seller Note Subordination Agreement.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on any Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by any Loan Party or its Subsidiary, as applicable, in good faith, and (c) while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, (a) Indebtedness (other than the Obligations), incurred after the Restatement Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, and (b) Capitalized Lease Obligations, in an aggregate principal amount outstanding at any one time (pursuant to clauses (a) and (b)) not in excess of, $6,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Personal Data” means a natural Person’s name, voice or likeness, street address, telephone number, email address, social security number, driver’s license number, passport number, payment or credit card data, or customer or account number or any other piece of information that identifies or locates a

Schedule 1.1- 41

natural person or that, in combination with other reasonably available data can be used to identify or locate a natural Person.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Prime Rate” means, for any day, the rate of interest in effect for that day equal to the prime rate in the United States as reported from time to time in The Wall Street Journal (or other authoritative source selected by Agent in its sole discretion), or as Prime Rate is otherwise determined by Agent in its sole and absolute discretion. Agent’s determination of the Prime Rate will be conclusive, absent manifest error. Any change in the Prime Rate will take effect at the opening of business on the day of that change. In the event The Wall Street Journal (or any other authoritative source) publishes a range of “prime rates,” the Prime Rate will be the highest of the “prime rates.”

“Privacy and Information Security Requirements” means (a) all Laws relating to the Processing of Personal Data, and (b) the Payment Card Industry Data Security Standards.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), de-identification, sanitization, disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“pro forma basis” and “pro forma effect” mean, with respect to compliance with any test or covenant or calculation hereunder, or the calculation of EBITDA hereunder, the determination or calculation of such test, covenant, ratio or EBITDA (including in connection with Specified Transactions) in accordance with Section 1.12 of the Agreement.

“Pro Rata Share” means, as of any date of determination, with respect to all matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure and the Term Loan Exposure, by (ii) the aggregate Revolving Loan Exposure and the Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures and the Term Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures and Term Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including Earn-Outs (with counting as Purchase

Schedule 1.1- 42

Price to the extent of the amount required in accordance with GAAP at the time of such Acquisition to be included as a liability on the consolidated balance sheet of Holdings and its Subsidiaries), paid or delivered by Holdings or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether deferred, fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, (b) any cash or Cash Equivalents acquired in connection with such Acquisition and (c) any transaction costs of Holdings or one of its Subsidiaries.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries that is (a) in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States, (b) in Deposit Accounts or Security Accounts maintained by a branch office of a bank or securities intermediary located within the United Kingdom in an amount, for purposes of this clause (b), not to exceed $1,500,000 or (c) in deposit accounts or security accounts maintained by a branch office of a bank or securities intermediary located within the Germany in an amount, for purposes of this clause (c), not to exceed $1,500,000.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Qualified IPO” means any transaction whereby, or upon the consummation of which, Parent’s (or any direct or indirect parent of Parent) common Equity Interests are offered or sold (whether through an initial primary underwritten public offering or otherwise) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), that generates at least $150,000,000 in net cash proceeds.

“Quality of Earnings Report” means that quality of earnings report the financial model delivered to Agent on September 15, 2022.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means, to the extent located in the United States, any State thereof or the District of Columbia: (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by any Loan Party or one of its Subsidiaries with a fair market value in excess of $2,000,000.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Date” has the meaning specified therefor in the definition of Available Amount.

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of

Schedule 1.1- 43

premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Rejection Notice" has the meaning specified therefor in Section 2.4(f)(v) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan Exposures of all Lenders; provided, that the Revolving Loan Exposure and Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders.

Schedule 1.1- 44

“Required Revolving Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Lenders.

“Restatement Date” means December 1, 2025.

“Restatement Transactions” means, collectively, the execution, delivery and performance by Parent and each Loan Party of Loan Documents to which it is a party, the Rezolve Change of Control, the prepayment of Loans and termination of Commitments as provided herein and the consummation of any other transactions in connection with the foregoing (including (x) the payment of fees and expenses incurred in connection with any of the foregoing (including the Restatement Transaction Expenses) and (y) any restructuring or rollover of Equity Interests in connection with the Rezolve Change of Control).

“Restatement Transaction Expenses” means any fees, costs or expenses incurred or paid by Holdings, any Borrower or any of their respective Affiliates in connection with the Restatement Transactions, this Agreement and the other Loan Documents, and the transactions contemplated hereby and thereby.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution (including pursuant to a plan of statutory division), directly or indirectly, on account of Equity Interests issued by Holdings (including any payment in connection with any merger or consolidation involving Holdings), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Holdings) any Equity Interests issued by Holdings, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Holdings now or hereafter outstanding.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment and, with respect to all Revolving Lenders, their Revolver Commitments, in each case, as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement as of the Restatement Date or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolving Lender” means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Protective Advances), plus (b) the amount of the Letter of Credit Usage.

Schedule 1.1- 45

“Rezolve Group” means Parent and its Subsidiaries excluding Holdings and its Subsidiaries.

“Rezolve Liquidity” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Rezolve Group.

“Rezolve Purchase Agreement” means that certain Sale and Purchase Agreement, dated as of December 1, 2025, relating to the entire issued share capital of Holdings.

“Sales Process” has the meaning specified therefor in Section 5.22(a) of the Agreement.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, financial sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” means (a) each Lender, (b) the Agent, (c) each Bank Product Provider, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document owed to a Lender or any of its Subsidiaries or an Agent-Related Person of an Agent or any of its Subsidiaries and (e) the successors and permitted assigns of each of the foregoing.

“Securities Account” means a securities account (as that term is defined in the Code or the STA, as applicable).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

Schedule 1.1- 46

“Security Document” means, collectively, the Parent Equity Pledge Agreement, each U.S. Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, each UK Security Document, each German Security Document and any other agreement, instrument or document that creates or purports to create a Lien in favour of the Agent for the benefit of the Secured Parties.

“Seller Note” means that certain Secured Promissory Note, dated as of December 1, 2025, issued by Parent in favor of Crownpeak Seller Holdco, in the original principal amount of $50,000,000.

“Seller Note Subordination Agreement” means that certain Intercreditor and Subordination Agreement, dated as of December 1, 2025, between Crownpeak Seller Holdco and and Agent.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Rate Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“SOFR Rate Notice” means a written notice in the form of Exhibit L-1.

“SOFR Rate Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of a Loan Party in the form of Exhibit F-1.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers, transfers under value, and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Schedule 1.1- 47

“Specified Event of Default” means a Default or Event of Default arising under any of Section 8.1 of the Agreement, Section 8.2(a) of the Agreement as a result of a failure to perform or observe any covenant or other agreement contained in Section 7 of the Agreement, Section 8.2(a) of the Agreement as a result of a failure to perform or observe any covenant or other agreement contained in Section 5.1 of the Agreement as it relates to reporting, delivery or otherwise providing financial information to Agent or Lenders, Section 8.4 of the Agreement or Section 8.5 of the Agreement.

“Specified Transaction” means has the meaning specified therefor in the clause (vi) of the definition of EBITDA.

“Sponsor Model” means the financial model delivered to Agent on September 7, 2022.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subject Holder” has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.

“Subsequent Transaction” has the meaning specified therefor in Section 1.8(b) of the Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Tax Structure Memorandum” means the report prepared by KPMG LLP entitled Project Aegean - Preliminary Structuring Considerations, dated as of September 26, 2022.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority, including any interest, penalties or similar liabilities applicable thereto.

“Term Loan Exposure” means, with respect to any Term Loan Lender, as of any date of determination, the outstanding principal amount of the Term Loans held by such Lender.

“Term Loan Lender” means each Lender that holds any portion of the Term Loans.

“Term Loans” has the meaning specified therefor in Section 2.2 of this Agreement. As of the Restatement Date, the Term Loans are held by the Lenders as set forth on Schedule C-1.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (Chicago time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark

Schedule 1.1- 48

Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (Chicago time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“TTM EBITDA” means, as of any date of determination, EBITDA of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended for which financial statements have most recently been delivered, or were required to be delivered pursuant to the terms of the Agreement.

“UK Resolve Subsidiaries” means Rezolve Ai IP Holdings Limited, MPower Plus Global Limited, and Scale Up Commerce Limited.

“UK Security Document” means any other agreement, instrument or document governed by English law that creates or purports to create a Lien in favour of the Agent for the benefit of the Secured Parties, in each case including any supplement or joinder thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means Capital Expenditures excluding Capital Expenditures made with proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and proceeds of related financings other than Revolving Loans with respect to such expenditures.

“United States” and “U.S.” means the United States of America.

Schedule 1.1- 49

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Security Agreement” means the Guaranty and Security Agreement, the Parent Equity Pledge Agreement, and any other agreement, instrument or document entered into by a Domestic Loan Party that is governed by the laws of the United States, any State thereof or the District of Columbia that creates or purports to create a Lien in favour of Agent for the benefit of the Secured Parties, in each case including any supplement or joinder thereto.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Schedule 1.1- 50

EXHIBIT Q-1

[FORM OF

(iv) U.S. TAX COMPLIANCE CERTIFICATE

(v) (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of December 1, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings (as defined therein) and its Subsidiaries party thereto from time to time as Loan Parties (as defined therein), the lenders party thereto from time to time, and MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as administrative and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

Pursuant to the provisions of Section 16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_________________________________

Name:

Title:

Date: ________ __, 20[ ]

Schedule 1.1- 1

EXHIBIT Q-2

[FORM OF

(vi) U.S. TAX COMPLIANCE CERTIFICATE

(vii) (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of December 1, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings (as defined therein) and its Subsidiaries party thereto from time to time as Loan Parties (as defined therein), the lenders party thereto from time to time, and MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as administrative and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

Pursuant to the provisions of Section 16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:_________________________________

Name:

Title:

Date: ________ __, 20[ ]

Schedule 1.1- 1

EXHIBIT Q-3

[FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(viii) (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of December 1, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings (as defined therein) and its Subsidiaries party thereto from time to time as Loan Parties (as defined therein), the lenders party thereto from time to time, and MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as administrative and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

Pursuant to the provisions of Section 16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:_________________________________

Name:

Title:

Date: ________ __, 20[ ]

EXHIBIT Q-4

[FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of December 1, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings (as defined therein) and its Subsidiaries party thereto from time to time as Loan Parties (as defined therein), the lenders party thereto from time to time, and MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as administrative and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

Pursuant to the provisions of Section 16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_________________________________

Name:

Title:

Date: ________ __, 20[ ]